EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                             DATED NOVEMBER 15, 2001

                                      AMONG

                           DFB PHARMACEUTICALS, INC.,

                                   AS PARENT,

                               DPT LAKEWOOD, INC.,

                                    AS BUYER,

                       WEST PHARMACEUTICAL SERVICES, INC.,

                                 AS STOCKHOLDER,

                                       AND

                  WEST PHARMACEUTICAL SERVICES LAKEWOOD, INC.,

                           CHARTER LABORATORIES, INC.

                                       AND

                            PACO LABORATORIES, INC.,

                                   AS SELLERS



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1.   DEFINITIONS AND USAGE.....................................................1

     1.1 Definitions...........................................................1
     1.2 Usage................................................................10

2.   SALE AND TRANSFER OF ASSETS; CLOSING.....................................12

     2.1 Assets to be Sold....................................................12
     2.2 Excluded Assets......................................................13
     2.3 Consideration........................................................14
     2.4 Liabilities..........................................................14
     2.5 Allocation...........................................................17
     2.6 Closing..............................................................17
     2.7 Closing Obligations..................................................18
     2.8 Adjustment Amount and Payment........................................20
     2.9 Adjustment Procedure.................................................21
     2.10 Consents............................................................24

3.   REPRESENTATIONS AND WARRANTIES OF SELLER AND
     STOCKHOLDER..............................................................25

     3.1 Enforceability; Authority; No Conflict...............................25
     3.2 Financial Statements.................................................27
     3.3 Title and Sufficiency of Assets......................................28
     3.4 Accounts Receivable..................................................28
     3.5 Inventories..........................................................28
     3.6 No Undisclosed Liabilities...........................................29
     3.7 Intentionally Omitted................................................29
     3.8 Intentionally Omitted................................................29
     3.9 Compliance with Legal Requirements; Governmental Authorizations......29
     3.10 Legal Proceedings; Orders...........................................31
     3.11 Absence of Certain Changes and Events...............................32
     3.12 Environmental Matters...............................................33
     3.13 Intellectual Property Assets........................................37
     3.14 Relationships with Related Persons..................................39
     3.15 Brokers or Finders..................................................40
     3.16 Intentionally Omitted...............................................40
     3.17 Intentionally Omitted...............................................40
     3.18 Facilities..........................................................40
     3.19 Contracts...........................................................40
     3.20 Employees...........................................................41
     3.21 Labor Relations; Compliance.........................................41
     3.22 Customer Property...................................................42
     3.23 Debentures..........................................................42

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4.   REPRESENTATIONS AND WARRANTIES OF BUYER..................................42

     4.1 Organizational Authority.............................................42
     4.2 No Conflicts; Consents...............................................43
     4.3 Financial Strength; Availability of Funds............................43
     4.4 Brokers or Finders...................................................44
     4.5 Regulatory Matters...................................................44

5.   COVENANTS OF SELLER PRIOR TO CLOSING.....................................44

     5.1 Notification and Remedy..............................................44
     5.2 No Negotiation.......................................................44
     5.3 Best Efforts.........................................................45
     5.4 Intentionally Omitted................................................45
     5.5 Change of Name.......................................................45
     5.6 Payment of Liabilities...............................................45
     5.7 Approvals of Governmental Bodies.....................................45
     5.8 Access and Investigation.............................................45
     5.9 Conduct and Operation of the Assets..................................46

6.   COVENANTS OF BUYER PRIOR TO CLOSING......................................46

     6.1 Approvals of Governmental Bodies.....................................46
     6.2 Best Efforts.........................................................46
     6.3 Employment Matters...................................................46
     6.4 Notification.........................................................47

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE......................47

     7.1 Accuracy of Representations..........................................47
     7.2 Seller's Performance.................................................47
     7.3 Intentionally Omitted................................................47
     7.4 Additional Documents.................................................48
     7.5 No Proceedings.......................................................48
     7.6 No Conflict..........................................................48
     7.7 Intentionally Omitted................................................48
     7.8 Intentionally Omitted................................................48

8.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.....................49

     8.1 Accuracy of Representations..........................................49
     8.2 Buyer's Performance..................................................49
     8.3 Intentionally Omitted................................................49
     8.4 No Proceedings.......................................................49
     8.5 No Conflict..........................................................49
     8.6 Additional Documents.................................................50

                                       ii

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9.   TERMINATION..............................................................50

     9.1 Termination Events...................................................50
     9.2 Effect of Termination................................................51

10.  ADDITIONAL COVENANTS.....................................................51

     10.1 Payment of all Taxes Resulting From Sale of Assets..................51
     10.2 Clinical Manufacturing Suite........................................51
     10.3 Payment of Bonuses..................................................51
     10.4 Noncompetition and Nonsolicitation..................................52
     10.5 Further Assurances..................................................54
     10.6 Regulatory Permits..................................................54
     10.7 Continuation of Seller's Operating Computer Systems and Software....54
     10.8 Employment Matters..................................................54
     10.9 Employment Taxes....................................................54
     10.10 Expenses...........................................................55
     10.11 Post Closing Cooperation...........................................55

11.  INDEMNIFICATION; REMEDIES................................................55

     11.1 Survival............................................................55
     11.2 Indemnification and Reimbursement by Seller and Stockholder.........55
     11.3 Indemnification and Reimbursement by Seller - Environmental Matters.56
     11.4 Indemnification and Reimbursement by Parent and Buyer...............57
     11.5 Limitations on Amount - Seller and Stockholder......................58
     11.6 Limitations on Amount - Parent and Buyer............................58
     11.7 Intentionally Omitted...............................................59
     11.8 Third-Party Claims..................................................59
     11.9 Procedure for Indemnification - Other Claims........................60
     11.10 Sole Remedy........................................................61
     11.11 Time Limitations...................................................61
     11.12 No Consequential or Special Damages................................62
     11.13 Losses Net of Insurance, Etc.......................................62

12.  CONFIDENTIALITY..........................................................62

     12.1 Confidential information............................................62

13.  GENERAL PROVISIONS.......................................................63

     13.1 Jurisdiction; Service of Process....................................63
     13.2 Publicity...........................................................63
     13.3 No Waiver; Etc......................................................63
     13.4 Entire Agreement and Modification...................................64
     13.5 Schedules...........................................................64
     13.6 Governing Law.......................................................64
     13.7 Notices.............................................................65
     13.8 Assignment..........................................................65

                                      iii

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SCHEDULES

EXHIBITS:

2.3(A)            Note
2.3(B)            Letter oF Credit
2.5               PurchasE PricE Allocation
2.7(A)(I)         ASSIGNMENT, Bill oF Sale and Assumption Agreement
2.7(B)(XII)       Resale Certificate
2.9(B)            Workers' Compensation Reserve Methodologies and PrincipleS
10.7              Transition ServiceS Agreement



                                       iv

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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is made as of November 15, 2001 by and among DFB Pharmaceuticals, Inc., a Texas corporation ("Parent"), DPT Lakewood, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Buyer"), West Pharmaceutical Services Lakewood, Inc., a Delaware corporation ("Lakewood"), Charter Laboratories, Inc., a Delaware corporation ("Charter") and Paco Laboratories, Inc., a Delaware corporation ("Paco") (each of Lakewood, Charter and Paco being hereinafter individually referred to as "Seller" and also collectively, where applicable, referred to as "Seller"), and West Pharmaceutical Services, Inc., a Pennsylvania corporation ("Stockholder").

                                    RECITALS

     Stockholder, directly or indirectly, owns all issued and outstanding shares of the capital stock of Seller. Seller desires to sell, and Buyer desires to purchase, the Assets for the Consideration on the terms set forth in this Agreement.

                                    AGREEMENT

     The Parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS AND USAGE

1.1  Definitions

     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

     "Accounting Principles" - as defined in Section 3.2(a).

     "Accounts Receivable" - (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, and (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy or other right related to any of the foregoing, but excluding with respect to clauses (i) through (iii) any Net Intercompany Balance attributable to cash advances by Stockholder to Seller.

     "Adjusted Amount" - as defined in Section 2.8(a).

     "Adjusted Amount Statement" - as defined in Section 2.9(b).

     "Assets" - as defined in Section 2.1.

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     "Assignment, Bill of Sale and Assumption Agreement" - as defined in Section
2.7(a)(i).

     "Assumed Liabilities" - as defined in Section 2.4(a).

     "Balance Sheet" - as defined in Section 3.2(a).

     "Base Amount" - as defined in Section 2.3.

     "Best Efforts" - the commercially reasonable efforts that a prudent
Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible, provided, however, that a Person required to use its Best Efforts under this Agreement will not be thereby required to take actions that would result in a materially adverse change in the benefits to such Person pursuant to this Agreement and the Contemplated Transactions, or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

     "Bonus" or "Bonuses" - as defined in Section 10.3.

     "Bonus Plan" - as defined in Section 10.3.

     "Breach" - any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

     "Bulk Sales Laws" - as defined in Section 5.6.

     "Business Day" - any day other than (i) Saturday or Sunday or (ii) any other day on which banks in New Jersey are permitted or required to be closed.

     "Buyer" - as defined in the first paragraph of this Agreement.

     "Buyer's Objection" - as defined in Section 2.9(e).

     "Buyer Indemnified Persons" - as defined in Section 11.2.

     "CERCLA" - United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.ss.9601 et seq., as amended.

     "Claim Notice" - as defined in Section 11.8.

     "Closing" - as defined in Section 2.6.

     "Closing Date" - 5:00 P.M. Eastern Standard Time on the date on which the Closing actually takes place.

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     "Closing Statements" - as defined in Section 2.9(b).

     "Closing Workers' Compensation Reserve" - as defined in Section 2.9(b).

     "Closing Workers' Compensation Reserve Statement" - as defined in Section 2.9(b).

     "Closing Working Capital" - as defined in Section 2.9(a).

     "Closing Working Capital Statement" - as defined in Section 2.9(b).

     "Code" - the Internal Revenue Code of 1986.

     "Collateral Source" - as defined in Section 11.13.

     "Committee" - as defined in Section 10.3.

     "Competing Business" - as defined in Section 10.4(a).

     "Confidential Information" - as defined in the Confidentiality Agreements.

     "Confidentiality Agreements" - as defined in Section 12.1.

     "Consent" - any approval, consent, ratification, waiver or other authorization.

     "Consideration" - collectively, payment of Base Amount, as adjusted by the Adjusted Amount, delivery of the Note, the assumption of the Assumed Liabilities and the payment when due of the expenses referred to in Section 10.10.

     "Contemplated Transactions" - all of the transactions contemplated by this Agreement.

     "Contract" - as defined in Section 2.1(d).

     "Copyrights" - as defined in Section 3.13(a)(iii).

     "Damages" - as defined in Section 11.2.

     "Debentures" - as defined in Section 2.4(a)(vi).

     "Employee Plan" - all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase or deferred compensation plans and other employee fringe benefit plans currently maintained or contributed to by Seller or any of its subsidiaries for the benefit of any officers or employees.

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     "Encumbrance" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership; provided, however "Encumbrance" shall not include any Permitted Encumbrance.

     "Environment" - soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Conditions" - as defined in Section 3.12(a)(i).

     "Environmental, Health and Safety Liabilities" - any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

     (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products) requiring Remedial Action;

     (b) fine, penalty, judgment, award, settlement, legal or administrative proceeding, damage, loss, claim, demand or response, remedial or inspection cost or expense arising out of a violation of any Environmental Law or Occupational Safety and Health Law;

     (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for Remedial Action required by any Environmental Law or Occupational Safety and Health Law (which Remedial Action has been required or requested by any Governmental Body) and for any natural resource damages; or

     (d) any other compliance, corrective or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

     "Environmental Laws" - as defined in Section 3.12(a)(ii).

     "Environmental Permits" - as defined in Section 3.12(a)(iii).

     "Excluded Assets" - as defined in Section 2.2.

     "Exhibit" - an exhibit to this Agreement.

     "Facilities" - any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property currently being used or operated by Seller at the respective locations of the Real

Property specified in Schedule 3.18. Notwithstanding the foregoing, for purposes of Section 11.3, "Facilities" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Real Property and Tangible Personal Property being used or operated by Seller at the respective locations of the Real Property specified in Schedule 3.18.

     "Final Bonus Payout Amount" - as defined in Section 10.3(b).

     "Former Facilities" - as defined in Section 3.12(a)(iv).

     "GAAP" - generally accepted accounting principles for financial reporting in the United States.

     "Governing Documents" - with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person, or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

     "Governmental Authorization" - any Consent, license or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" - any;

     (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

     (b) federal, state, local, municipal, foreign or other government;

     (c) government or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

     (d) multi-national organization or body;

     (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

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     (f) official of any of the foregoing organizations, bodies or authorities.

     "Hazardous Materials" - as defined in Section 3.12(a)(v).

     "Indemnified Person" - any person entitled to indemnification pursuant to
Article 11.

     "Indemnifying Person" - any person required to provide indemnification pursuant to Article 11.

     "Indenture" - the Indenture (as amended, supplemented or modified) between Paco Pharmaceutical Services, Inc. and the Trust Company of New Jersey, Trustee, dated as of February 13, 1987 providing for the issuance of the Debentures.

     "Independent Accountants" - as defined in Section 2.9(f).

     "Initial Working Capital" - as defined in Section 2.8(a)(i).

     "Initial Workers Compensation Reserve" - as defined in Section 2.8(a)(iii).

     "Intellectual Property Assets" - as defined in Section 3.13(a).

     "Interim Balance Sheet" - as defined in Section 3.2(a).

     "Inventories" - all inventories (as defined under GAAP as modified by the Accounting Principles) of Seller, wherever located, including all finished goods, work in process and raw materials, to be used or consumed by Seller in the production of finished goods. By way of clarification, "Inventories" does not include any inventories, including any and all finished goods, work in progress, raw materials and other materials, owned by any customer of Seller or any other Third Party.

     "IRS" - the United States Internal Revenue Service, and, to the extent relevant, the United States Department of the Treasury.

     "ISRA" - as defined in Section 3.12(d).

     "Knowledge" - (a) Seller will be deemed to have "Knowledge" of a particular fact or other matter if Robert Hargesheimer or John King: (i) is actually aware of such fact or other matter; or (ii) would reasonably be expected to have discovered such fact or other matter in the Ordinary Course of Business (without any duty of independent investigation).

     (b) Stockholder will be deemed to have "Knowledge" of a particular fact or other matter if John R. Gailey III, Michael A. Anderson or William G. Little, is actually aware of such fact or other matter.

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     (c) Buyer and Parent will be deemed to have "Knowledge" of a particular fact or other matter if Paul Dorman, John Feik, Mike Patterson, Mark Mitchell, Gerry Keith, Paul Johnson, John Simonick, Phil Brancazio, Kyle Jaster or Chuck
Fitzgerald: (i) is actually aware of such fact or other matter; or (ii) would reasonably be expected to have discovered such fact or other matter in the Ordinary Course of Business (without any duty of independent investigation).

     "Land" - all parcels and tracts of land in which Seller has an ownership interest.

     "Lease" - any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Contract pertaining to the leasing or use of any Real Property or Tangible Personal Property.

     "Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, regulation, statute or treaty.

     "Letter of Credit" - as defined in Section 2.3.

     "Liability" - with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

     "LNA" - as defined in Section 3.12(d).

     "Marks" - as defined in Section 3.13(a)(i).

     "Net Intercompany Balance" - as defined in Section 2.9(b).

     "Net Intercompany Balance Statement" - as defined in Section 2.9(b).

     "Net Names" - as defined in Section 3.13(a)(v).

     "NFA" - as defined in Section 3.12(d).

     "NJDEP" - as defined in Section 3.12(a)(vi).

     "Note" - as defined in Section 2.3.

     "Notice Period" - as defined in Section 11.8.

     "Occupational Safety and Health Law" - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any governmental program designed to provide safe and healthful working conditions.

     "Off-Site Facilities" - as defined in Section 3.12(a)(vii).

     "Order" - any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

     "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if it is performed in the ordinary course of such Person's business consistent with past practices.

     "Party" - any of Buyer, Parent, Seller or Stockholder.

     "Patents" - as defined in Section 3.13(a)(ii).

     "Permitted Encumbrance" - (i) any charge, lien, claim or other encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP (as modified by the Accounting Principles), (ii) any statutory charge, lien, claim or other encumbrance arising in the Ordinary Course of Business by operation of law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar charge, lien, claim or other encumbrance which individually or in the aggregate with other such charges, liens, claims and other encumbrances does not materially impair the value of the property subject thereto or the use of such property in the conduct or operation of the Assets.

     "Person" - an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

     "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal) commenced or brought by any Person.

     "RCRA" - as defined in Section 3.12(a)(ii).

     "Real Property" - the Land and all improvements and appurtenances thereto.

     "Records" - information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

     "Related Person" - any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person.

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For purposes of this definition, (a) "control" (including "controlling,"
"controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933.

     "Release" - as defined in Section 3.12(a)(viii).

     "Remedial Action" - all actions required to be undertaken under Environmental Laws or to resolve a Third-Party Claim, including any capital expenditures, to (a) clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) prevent the Release or threat of Release, or minimize the further Release of any public health or welfare or the Environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) bring Facilities and operations conducted thereon into compliance with all Environmental Laws and environmental Governmental Authorizations.

     "Remediation Standards" - as defined in Section 3.12(a)(ix).

     "Representative" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

     "Restricted Contracts" - as defined in Section 2.10.

     "Retained Liabilities" - as defined in Section 2.4(b).

     "Review Period" - as defined in Section 2.9(e).

     "Schedule" - a schedule to this Agreement.

     "Seller" - as defined in the first paragraph of this Agreement.

     "Seller's Bonus Plan Participant" and "Seller's Bonus Plan Participants" - as defined in Section 3.20.

     "Seller's Closing Documents" - as defined in Section 3.1.

     "Spill Act" - as defined in Section 3.12(a)(ii).

     "Stockholder" - as defined in the first paragraph of this Agreement.

     "Tangible Personal Property" - all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or, to the extent assignable, leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and any maintenance records and other documents relating thereto in possession of Seller or Stockholder.

     "Tax" - any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, added-on minimum, and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, and any interest, penalties, additions or additional amounts thereon, imposed or assessed upon Seller by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

     "Tax Return" - any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Third Party" - a Person that is not a party to this Agreement.

     "Third-Party Claim" - any claim against any Indemnified Person by a Third Party.

     "Trade Secrets" - as defined in Section 3.13(a)(iv).

     "Transition Services Agreement" - as defined in Section 10.7.

     "Waste" - as defined in Section 3.12(a)(x).

     "Workers' Compensation Excess" - as defined in Section 2.8(a)(iii).

     "Working Capital Adjustment" - as defined in Section 2.8(a)(i).

1.2  Usage

     (a) Interpretation. In this Agreement, unless a clear contrary intention
         ---------------
appears:

         (i)    the singular number includes the plural number and vice versa;
                                                                   -----------

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         (ii)   reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

         (iii)  reference to any gender includes each other gender;

         (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

         (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

         (vi) "hereunder', "hereof", "hereto" and words of similar import shall be deemed reference to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

         (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

         (viii) "or" is used in the inclusive sense of "and/or";

         (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

         (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, parts or amendments thereto.

     (b) Accounting Terms and Determinations. Unless otherwise specified herein ------------------------------------ , all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

     (c) Legal Representation of the Parties. This Agreement was negotiated by
         ------------------------------------
the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

2.   SALE AND TRANSFER OF ASSETS; CLOSING

2.1  Assets to be Sold

     Upon the terms and subject to the conditions set forth in the Agreement, on and as of the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Encumbrances, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the following assets and properties of Seller existing as of the Closing Date (but excluding the Excluded Assets):

     (a) all Tangible Personal Property, including those items described in
Schedule 2.1(a);

     (b) all Inventories;

     (c) all Accounts Receivable;

     (d) to the extent assignable, all contracts to which Seller is a party, including those listed in Schedule 3.19, Leases, including those listed in
Schedule 3.18, and all outstanding offers or solicitations made by or to Seller to enter into any contract (each a "Contract" and collectively "Contracts");

     (e) all Governmental Authorizations possessed by Seller and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 3.9(b);

     (f) all Records related to the operations of Seller (including, subject to Legal Requirements, copies of all personnel Records described in Section 2.2(f) and relating to employees to be hired by Buyer pursuant to Section 6.3);

     (g) to the extent assignable, all of the intangible rights and property of Seller, including the name "Paco" and "Paco Laboratories", and all of Seller's rights in and to other Intellectual Property Assets;

     (h) insurance benefits to the extent attributable to the Assets or the Assumed Liabilities (provided that Seller or Stockholder, as the case may be, shall retain as an Excluded Asset any insurance benefit to the extent it relates to any matter for which the Base Amount has been reduced pursuant to Sections
2.8 and 2.9);

     (i) all claims of Seller against Third Parties relating to the Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent, including all such claims listed in Schedule 2.1(i) (provided that Seller or Stockholder, as the case may be, shall retain as an Excluded Asset any claim to the extent it relates to any matter for which the Base Amount has been reduced pursuant to Sections 2.8 and 2.9);

     (j) all rights of Seller relating to deposits and prepaid expenses (including those relating to Taxes related to Real Property, but excluding all others relating to Taxes), claims for refunds (including those relating to alcohol excise Taxes but excluding all others relating to Taxes) and rights to offset in respect thereof; and

     (k) all other assets used in the conduct or operation of Seller's business, including the clinical trials manufacturing suite currently on the books of Stockholder and all fixtures and leasehold improvements of Seller.

All of the foregoing property and assets are herein referred to collectively as the "Assets".

     Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability in respect thereof unless Buyer expressly assumes such Liability pursuant to Section 2.4(a).

     Notwithstanding anything to the contrary set forth in this Agreement, Seller and Stockholder may retain copies of any and all of Contracts, Leases, Records or other documents or materials.

2.2  Excluded Assets

     Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Seller after the
Closing:

     (a) all cash, cash equivalents, investment securities and all other short- and medium-term investments;

     (b) all minute books, stock Records and corporate seals;

     (c) the shares of capital stock of Seller;

     (d) all insurance policies and rights thereunder (except to the extent specified in Section 2.1(h) and (i));

     (e) intentionally omitted;

     (f) all personnel Records (including, but not limited, to those relating to employees not to be hired by Buyer) and other Records that Seller is required by Legal Requirements to retain in its possession;

     (g) all refunds and claims for refund of Taxes and other governmental charges of whatever nature and all Tax Returns (and related Records) of Seller and Stockholder;

     (h) all assets, property and rights related to or held in, or with respect to, Employee Plans;

     (i) all trademarks, service marks, trade names, domain names and any registrations or applications for registration thereof, that consist of or incorporate the name "West" or the diamond logo (including any brochures, promotional or selling materials, technical or other bulletins, stationary, business cards and any other materials displaying, or otherwise containing or incorporating, any of the foregoing) as well as other intellectual property owned by Stockholder and not used in the conduct or operation of the Assets;

     (j) all rights of Seller under this Agreement and the Assignment, Bill of Sale and Assumption Agreement;

     (k) property and assets expressly designated in Schedule 2.2(k);

     (l) any receivable related to any Liability described in Section 2.4(b)(ix); and

     (m) any causes of action, lawsuits, judgments, claims, whether arising by way of counterclaim or otherwise, and demands of any nature that arose or arise or relate to events that occurred prior to the Closing Date or that occur prior to, on or following the Closing Date, except as provided in Section 2.1(i).

2.3  Consideration

     In consideration for the Assets, Buyer and Parent, jointly and severally, agree: (i) at Closing, to pay to Seller by wire transfer of immediately available funds the sum of $24,000,000 (the "Base Amount") (subject to the adjustments set forth in Section 2.8); (ii) to pay to Seller or Stockholder (at Stockholder's discretion) the sum of $2,000,000 on the twenty-four (24) month anniversary of the Closing Date; and (iii) at Closing to assume the Assumed Liabilities. The $2,000,000 deferred payment referred to in clause (ii) above shall be in the form of a non-interest bearing note in the form attached hereto as Exhibit 2.3(a), (the "Note") and secured by a Bank of America letter of credit in the form attached hereto as Exhibit 2.3(b) (the "Letter of Credit") each to be delivered to Seller at Closing.

2.4  .Liabilities

     (a) Assumed Liabilities. From and after the Closing Date, Parent and
         --------------------
Buyer, jointly and severally, shall assume and agree to fully pay, discharge, satisfy and perform when due, and save and hold Seller and Stockholder harmless from, the following Liabilities of Seller (the "Assumed Liabilities"):

         (i) any trade account payable reflected on the Interim Balance Sheet (other than a trade account payable to Stockholder or a Related Person of

         Seller) which remains unpaid at and is not delinquent as of the Closing Date;

         (ii) any trade account payable (other than a trade account payable to any shareholder or a Related Person of Seller) that has been incurred by Seller in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Closing Date which remains unpaid at as of the Closing Date (provided, that, Buyer shall not assume any late fees or delinquency penalties accruing on any payables prior to the Closing Date);

         (iii)  intentionally omitted;

         (iv) all of the Liabilities arising from the operation, conduct or ownership of the Assets after the Closing Date, including any actual or alleged violation of law related to the operation, conduct or ownership of the Assets on or after the Closing Date;

         (v)    any Liability of Seller described on Schedule 2.4(a)(v);

         (vi) all Liabilities (including those under any applicable indenture or any amendment, supplement or modification thereto or thereof) relating to the Paco Pharmaceutical Services, Inc. 6 1/2% Convertible Subordinated Debentures due March 1, 2007 (the "Debentures") and accruing or being payable, in whole or in part, after the Closing Date;

         (vii) the Liabilities of Seller under the Contracts and Leases which accrue or require discharge, performance, satisfaction, payment or otherwise require fulfillment after the Closing Date;

         (viii) any overdraft of Seller due to Stockholder as of the Closing Date arising in the Ordinary Course of Business to the extent the overdraft relates to the payment of any Liability which would otherwise be included in the Closing Working Capital;

         (ix) any accrued payroll, vacation or other employee benefits obligations and accrued expenses to the extent disclosed on the Closing Working Capital Statement or in the Schedules, and provided that assumption of Seller's workers' compensation liabilities shall be capped at $2,277,000;

         (x) any Environmental, Health and Safety Liabilities arising out of or relating to the Assets or the operation thereof after the Closing Date, Buyer's leasing, ownership or operation of any real property, including the Real Property, or the exacerbation or aggravation of any Environmental Conditions existing prior to, on or after the Closing Date; and

         (xi)   payment of the Final Bonus Payment Amount.

     (b) Retained Liabilities. The Retained Liabilities shall remain the sole
         ---------------------
responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities including:

         (i) any Liability of Seller arising out of or relating to the manufacture or sale of products prior to the Closing Date;

         (ii) any pre-Closing Liability of Seller under any Contract arising out of or relating to a Breach of any obligation, commitment or covenant to the extent accrued prior to the Closing Date or a Breach that occurred prior to the Closing Date;

         (iii) any Liability of Seller for Taxes, including (A) any Taxes arising as a result of Seller's conduct or operation of the Assets prior to the Closing Date, except as provided in Section 10.1, and (B) any income Taxes of Seller that will arise as a result of the sale of the Assets pursuant to this Agreement;

         (iv) any Liability of Seller arising out of or relating to Seller's credit facilities (other than the Indenture) or any security interest related thereto;

         (v) any Environmental, Health and Safety Liabilities of Seller to the extent arising out of or relating to the pre-Closing ownership, conduct or operation of the Assets or Seller's leasing, ownership or operation of any Real Property in connection with the Assets;

         (vi) any Liability of Seller under the Employee Plans and, except as specifically assumed pursuant to Section 2.4(a)(ix), any liability relating to any payroll, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller's employees or former employees, or both;

         (vii) any Liability of Seller under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

         (viii) any pre-Closing Liability of Seller arising out of or relating to any Seller employee grievance whether or not the affected employees are hired by Buyer;

         (ix) except as provided in Section 2.4(a)(ix) or 2.4(a)(xi), any Liability of Seller to Stockholder or Related Person of Seller or Stockholder;

         (x) any Liability of Seller to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

         (xi) any Liability of Seller to distribute to Stockholder or otherwise apply all or any part of the Consideration received hereunder;

         (xii) any Liability of Seller arising out of any Proceeding or other legal action pending as of the Closing Date, whether or not set forth in the Schedules;

         (xiii) any Liability arising out of any Proceeding or legal action commenced after the Closing Date to the extent such Liability arises out of, or relates to, any occurrence or event happening prior to the Closing Date;

         (xiv) any Liability of Seller arising out of or resulting from Seller's non-compliance with any Legal Requirement or Order of any Governmental Body; and

         (xv) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions.

2.5  Allocation

     The Consideration shall be allocated in accordance with Exhibit 2.5, subject to final adjustment based upon the Closing Working Capital. After the Closing, the Parties shall make consistent use of the allocation and fair market value specified in Exhibit 2.5, subject to final adjustment based upon the Closing Working Capital, for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code, if applicable, it being understood that Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the date that the Adjusted Amount is conclusively determined if such form is required to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Stockholder shall contend or represent that such allocation is not a correct allocation.

2.6  Closing

     Unless Buyer and Seller agree otherwise, the purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Dechert, Philadelphia, PA, at 10:00 a.m. (local time) on the earlier of (i) December 31, 2001, or (ii) the date that is five Business Days following the satisfaction or waiver of the last closing condition set forth in Articles 7 and 8. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.7  Closing Obligations

     In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

     (a) Seller and Stockholder, as the case may be, shall deliver to Buyer:

         (i) an assignment of all of the Assets that are intangible personal property, which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities which shall also contain a bill of sale for all of the Assets that are tangible personal property (the "Assignment, Bill of Sale and Assumption Agreement") in the form of
         Exhibit 2.7(a)(i), executed by Seller;

         (ii)   intentionally omitted;

         (iii)  intentionally omitted;

         (iv)   intentionally omitted;

         (v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form reasonably satisfactory to Buyer and, if required, executed by Seller;

         (vi)   intentionally omitted;

         (vii)  intentionally omitted;

         (viii) intentionally omitted;

         (ix) a certificate executed by Seller as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

         (x) a certificate executed by Stockholder as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with
         Section 7.2;

         (xi) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, copies of the Governing Documents of Seller, certifying all requisite resolutions or actions of Seller's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name of Lakewood, if necessary, and Paco contemplated by
         Section 5.5 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions, and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

         (xii) a certificate of the Secretary of Stockholder certifying, as complete and accurate as of the Closing, copies of the Governing Documents of Stockholder, certifying all requisite resolutions or actions of Stockholder's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Stockholder executing this Agreement and any other document relating to the Contemplated Transactions; and

         (xiii) the Transition Services Agreement referred to in Section 10.7.

     (b) Buyer and Parent, as the case may be, shall deliver to Seller and Stockholder, as the case may be:

         (i) $24,000,000 by wire transfer of immediately available funds to an account specified by Seller or Stockholder at Closing;

         (ii)   intentionally omitted;

         (iii) the Assignment, Bill of Sale and Assumption Agreement executed by Buyer;

         (iv)   the Note, together with the Letter of Credit;

         (v)    intentionally omitted;

         (vi) a supplemental Indenture assuming any and all Liabilities of Seller and Stockholder under the Debentures;

         (vii) a certificate executed by the Secretary of Buyer as to the accuracy of its representations and warranties as of the date of this Agreement as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

         (viii) a certificate executed by the Secretary of Parent as to the accuracy of its representations and warranties as of the date of this Agreement as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

         (ix) certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing Date, copies of the Governing Documents of Buyer and certifying all requisite resolutions or actions of its board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions herein and the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

         (x) certificate of the Secretary of Parent certifying, as complete and accurate as of the Closing Date, copies of the Governing Documents of Parent and certifying all requisite resolutions or actions of its board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions herein and the incumbency and signatures of the officers of Parent executing this Agreement and any other document relating to the Contemplated Transactions;

         (xi)   the Transition Services Agreement referred to in Section 10.7;
         and

         (xii)  a resale certificate in the form Exhibit 2.7(b)(xii).

     2.8  Adjustment Amount and Payment

     (a) The Base Amount shall be adjusted (the "Adjusted Amount") by adding to or subtracting from, as applicable, the Working Capital Adjustment, the Net Intercompany Balance and the Workers' Compensation Excess, if any, as follows:

         (i) the Base Amount shall be increased or decreased (such increase or decrease to be referred to as the "Working Capital Adjustment"), on a dollar-for-dollar basis, to the extent that the Closing Working Capital is greater than or less than $11,096,000 (the "Initial Working Capital"). The Initial Working Capital shall be set forth in Schedule 2.8(a)(i);

         (ii) the Base Amount shall be increased or decreased, on a dollar-for-dollar basis, to the extent that the Net Intercompany Balance (as defined below) shows net advances from Stockholder to Seller or net distributions from Seller to Stockholder, as the case may be, and any amounts owing to Seller from Stockholder or from Stockholder to Seller with respect thereto shall be discharged;

         (iii) the Base Amount shall be reduced, on a dollar-for-dollar basis, to the extent that the Closing Workers' Compensation Reserve is greater than $2,277,000 (the "Initial Workers' Compensation Reserve"), with such excess being referred to herein as the "Workers' Compensation Excess".

     (b) If the Adjusted Amount is less than the Base Amount, the difference shall be paid by wire transfer of immediately available funds by Seller to an account specified by Buyer. If the Adjusted Amount is greater than the Base Amount, the difference shall be paid by wire transfer of immediately available funds by Buyer (or Parent) to an account specified by Seller. All payments shall be made together with interest at the Bank of America Prime Rate in effect as of the Closing Date, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Within three (3) Business Days after the calculation of the Adjusted Amount becomes binding and conclusive on the Parties pursuant to this Section 2.8 and Section 2.9 of this Agreement, Seller or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.8.

2.9  Adjustment Procedure

     (a) "Closing Working Capital" shall mean the amount calculated by subtracting the current liabilities of Seller (determined in accordance with GAAP as modified by the Accounting Principles, but excluding any workers' compensation reserve) from the current assets of Seller (determined in accordance with GAAP as modified by the Accounting Principles) as of the Closing Date. The categories of current liabilities (excluding any workers' compensation reserve) and current assets are identified in the Interim Balance Sheet.

     (b) As promptly as practicable, and in any event not more than sixty (60) days after the Closing Date, Seller shall (i) prepare and deliver to Buyer and Parent an unaudited statement of Closing Working Capital, prepared on the same basis and applying the same accounting principles, policies and practices that were used in calculating the Initial Working Capital, including the principles, policies and practices set forth on Schedule 3.2 hereto, except that the accrual, if any, for cash bonuses to be paid to Seller's Bonus Plan Participants in respect of the year 2001 shall be established in accordance with the procedures set forth in Section 2.9(d) (the "Closing Working Capital Statement"); (ii) prepare and deliver to Buyer and Parent an unaudited statement (the "Net Intercompany Balance Statement") showing the cash advances made by Stockholder to Seller and cash distributions from Seller to Stockholder, which advances and distributions are attributable to the purchase or sale of non-current assets, during the period from July 1, 2001 through the Closing Date, and the net balance owed to Stockholder from Seller or from Seller to Stockholder as a result of such intercompany activity during such period (the "Net Intercompany Balance"); (iii) arrange for the preparation and delivery to Buyer and Parent an actuarial report and workers' compensation reserve calculation as at the Closing Date (the "Closing Workers' Compensation Reserve", with such report being referred to herein as the "Closing Workers' Compensation Reserve Statement") to be performed by Willis Corroon Advanced Risk Management Services, which shall be prepared using the same methodologies and principles as contained in that firm's report dated December 7, 2000, and attached hereto as Exhibit 2.9(b); and (iv) prepare and deliver a statement setting forth the Adjusted Amount (the "Adjusted Amount Statement" and, together with the Closing Working Capital Statement, Closing Workers' Compensation Reserve Statement and the Net Intercompany Balance Statement, the "Closing Statements").

     (c) Seller shall have full access to the personnel, properties, Contracts, books, Records and all other documents and data relating to the conduct or operation of the Assets during normal business hours for purposes of this
Section 2.9.

     (d) The amount of the bonus accrual on the Closing Working Capital Statement shall be determined as follows:

         (i) If the Final Bonus Payout Amount has been determined within sixty (60) days after the Closing Date, then the amount of the bonus accrual on the Closing Working Capital Statement shall be equal to the Final Bonus Payout Amount; and

         (ii) If the Final Bonus Payout Amount has not been determined within such sixty (60) day period, then the amount of the bonus accrual on the Closing Working Capital Statement shall be equal to the amount of the bonus accrual on the Interim Balance Sheet, and shall be subject to further adjustment as set forth in Section 10.3.

     (e) Buyer shall, within thirty (30) days after the delivery by Seller of the Closing Statements and the associated work papers (the "Review Period"), complete its review of such Closing Statements. During the Review Period, Buyer shall have access to Seller's work papers relating to the Closing Statements. Buyer agrees that Seller's delivering, or otherwise making available to Buyer, Seller's work paper shall be sufficient to commence the Review Period. The Parties agree that the Adjusted Amount is intended to show the Net Intercompany Balance and the change in the Initial Working Capital Amount and any increase to the Initial Workers' Compensation Reserve from July 1, 2001 to the Closing Date, and that such Net Intercompany Balance and such changes in the Initial Working Capital Amount and any increase to the Initial Workers' Compensation Reserve may only be measured if the Closing Statements are prepared in the same way, using the same methodologies and accounting practices (including with respect to determining estimates and allowances), at both dates. The Adjusted Amount calculation shall be binding and conclusive upon, and deemed accepted by,

Buyer unless Buyer shall have notified Seller in writing during the Review Period of any good faith objection thereto, which objection can only be that the Closing Statements have not been prepared in accordance with this Section 2.9 or the Adjusted Amount calculation contains mathematical errors on its face (the "Buyer's Objection"), which shall be accompanied by a written report signed by Buyer's independent auditors that the positions taken by Buyer in the Buyer's Objection are not inconsistent with GAAP (as modified by the Accounting Principles); provided that Buyer may not deliver more than one Buyer's Objection and may not amend its Buyer's Objection once it has been delivered to Seller. The Buyer's Objection shall set forth a reasonably specific description of the basis of Buyer's Objection and the specific adjustments to the Adjusted Amount calculation which Buyer believes should be made. Any items not disputed in a valid Buyer's Objection delivered within the Review Period shall be deemed to have been accepted by Buyer. Buyer agrees that it shall not object to or otherwise challenge the Adjusted Amount calculation other than as provided in this Section 2.9. In the event of such a dispute, Seller and Buyer shall attempt to reconcile their differences, and any resolution by them as to any disputed amount shall be final, binding and conclusive on the parties.

     (f) If Seller and Buyer are unable to resolve all of their disputes with respect to the Adjusted Amount calculation within fifteen (15) Business Days following Seller's receipt of Buyer's Objection to such Adjusted Amount calculation pursuant to Section 2.9(e), they shall refer their remaining differences to Arthur Andersen, LLP, or if such accounting firm is unable to so act, such accounting firm as to which Seller and Buyer mutually agree (the selected accounting firm, hereinafter referred to as the "Independent Accountants") for decision, which decision shall be final, binding and conclusive on the Parties upon delivery of the written opinion set forth in sub-clause (iii) below. The procedure and schedule under which any dispute shall be submitted to the Independent Accountants shall be as follows:

         (i) Within thirty (30) days following the expiration of the Review Period, Buyer shall submit any unresolved elements of its Buyer's Objection to the Independent Accountants in writing (with a copy to Seller), supported by any documents and/or affidavits upon which it relies.

         (ii) Within thirty (30) days following Buyer's submission of the unresolved elements of Buyer's Objection as specified in sub-clause
         (i) above, Seller shall submit its response to the Independent Accountants in writing (with a copy to Buyer), supported by any documents and/or affidavits upon which it relies.

         (iii) The Independent Accountants shall deliver their written opinion within twenty (20) days (or such longer period of time as the Independent Accountants determine is necessary, not to exceed thirty
         (30) days) following its receipt of the information provided for in sub-clause (ii) above. The scope of the disputes to be resolved by the Independent Accountants is limited to the unresolved portion of the Buyer's Objection. Buyer and Seller shall make readily available to the Independent Accountants all relevant books and records and any work papers (including those of the Parties' respective independent auditors and actuaries) relating to the preparation of the Closing Statements and the calculation of the Adjusted Amount and all other items reasonably requested by the Independent Accountants.

     Any expenses relating to the engagement of the Independent Accountants shall be allocated between Buyer and Seller so that Buyer's share of such costs shall be in the same proportion that (x) the aggregate amount of the disputed items submitted by Buyer to the Independent Accountants that are unsuccessfully disputed bears to (y) the total amount of all disputed items submitted by Buyer to the Independent Accountants. Seller and Buyer shall each bear the fees of their respective auditors and other advisors and consultants incurred in connection with the determination and review of the Adjusted Amount calculation.

     (g) The Adjusted Amount calculation shall become final, binding and conclusive on the Parties upon the earliest of (i) if no Buyer's Objection has been given, the expiration of the Review Period, (ii) agreement in writing by Seller and Buyer that the Adjusted Amount calculation, together with any modifications thereto agreed by Seller and Buyer, shall be final, binding and conclusive and (iii) the date on which the Independent Accountants shall issue their written determination with respect to any dispute relating to such Adjusted Amount calculation.

     (h) Any reduction in the Adjusted Amount as a result of the inclusion of an item (including any reserves) in the calculation of the Adjusted Amount (regardless of whether notice of a Buyer's Objection has been given) shall be the sole remedy of Buyer and Parent with respect to such item. Notwithstanding anything set forth herein to the contrary (including, but not limited to, the provisions of Articles 9 and 11), neither Buyer nor Parent shall be permitted to assert a claim for indemnification or a breach of a representation, warranty, covenant or agreement with respect to any matter raised in a Buyer's Objection regardless of the outcome of such Buyer's Objection. Notwithstanding anything set forth herein to the contrary, no adjustment shall be made to the Adjusted Amount to the extent that such adjustment relates to a Retained Liability.

2.10 Consents

     If there are any Consents relating to Contracts, which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing Date (the "Restricted Contracts"), notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment, Bill of Sale and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of the Restricted Contracts, and following the Closing, the Parties shall use Best Efforts, and cooperate with each other, to obtain the Consent relating to each Restricted Contract as quickly as practicable.

     Pending the obtaining of such Consents relating to any Restricted Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a Third Party thereunder) and the performance by Buyer of Seller's Liabilities thereunder. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract to Buyer, and Buyer shall assume the obligations under such Restricted Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment, Bill of Sale and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer, Stockholder or Seller).

3.   REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER

     Seller and Stockholder represent and warrant, jointly and severally, to Buyer as follows:

3.1  Enforceability; Authority; No Conflict

     (a) This Agreement constitutes the legal, valid, and binding obligation of Seller and Stockholder, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Upon the execution and delivery by Seller and Stockholder of the Assignment, Bill of Sale and Assumption Agreement and each other agreement to be executed or delivered by any or both of Seller and Stockholder at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid, and binding obligation of each of Seller and Stockholder, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Seller has the requisite power and authority to execute and deliver this Agreement and Seller's Closing Documents to which it is a Party and to perform its obligations under this Agreement and Seller's Closing documents, and such action has been duly authorized by all necessary action by Seller's board of directors and Stockholder. Stockholder has the requisite authority to enter into this Agreement and

Seller's Closing Documents to which such Stockholder is a party and to perform its obligations hereunder and thereunder.

     (b) Except as set forth in Schedule 3.1(b), neither the execution and delivery of this Agreement nor the consummation or performance by Seller or Stockholder of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

         (i) Violate (A) any provision of any of the Governing Documents of Seller or Stockholder, or (B) any resolution adopted by the boards of directors of Stockholder or Seller;

         (ii) Violate or give any Person, except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the conduct or operation of the Assets, or Governmental Body the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or Stockholder, or any of the Assets, may be subject;

         (iii) Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the conduct or operation of the Assets, violate any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller and that relates to the conduct or operation of the Assets;

         (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax (other than applicable transfer, sales and other similar Taxes and other than income Taxes relating to Buyer's ownership, conduct and operation of the Assets all of which will be paid by Buyer);

         (v) Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the conduct or operation of the Assets, breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract; or

         (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

     (c) Except as set forth in Schedule 3.1(c) or as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the conduct or operation of the Assets, neither Seller nor Stockholder is required to give any notice to or obtain any Consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance by Seller or Stockholder of any of the Contemplated Transactions.

     (d) Each Seller and Stockholder is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the applicable Contracts. Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the conduct or operation Assets, Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the Assets, or the nature of the activities conducted by it, requires such qualification.

3.2  Financial Statements

     (a) Seller has delivered or made available to Buyer, or will deliver or make available to Buyer: (i) an unaudited consolidated balance sheet of Seller as at December 31, 2000 (the "Balance Sheet"), and the related unaudited consolidated income statement, (ii) unaudited consolidated balance sheet of Seller as at December 31, 1999, and the related unaudited consolidated income statements for the years ended December 31, 1999 and 1998, and (iii) an unaudited consolidated pro forma balance sheet of Seller as at June 30, 2001 (the "Interim Balance Sheet") and the related unaudited consolidated income statement for the six months then ended. Except as set forth on Schedule 3.2, all financial statements referenced in this Section 3.2 fairly present the financial condition and results of operations of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP as modified by the accounting principles, practices and policies identified in Schedule 3.2 (the "Accounting Principles"). The Closing Statements delivered pursuant to Section 2.9(b) will be prepared in accordance with GAAP as modified by the Accounting Principles. Buyer acknowledges that the financial information was prepared solely for the purpose of this Agreement and for the internal management purposes of Seller and Stockholder and that Seller's conduct and operation of the Assets was not conducted or operated on a stand-alone basis as a separate entity during the periods indicated in the financial information and that the financial information may exclude certain allocations and include allocations and estimates not necessarily indicative of the costs that would have resulted if the Assets had been operated and conducted on a stand-alone basis as a separate entity during such periods.

     (b) The financial statements referred to in this Section 3.2 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting

Records of Seller. Seller and Stockholder have also delivered or made available to Buyer copies of all letters from Stockholder's auditors to Stockholder's board of directors or the audit committee thereof that pertain to Seller, during the twelve months preceding the execution of this Agreement, together with copies of all responses thereto.

3.3  Title and Sufficiency of Assets

     Except as set forth in Schedule 3.3, as of the date hereof, Seller has good and valid title to or a valid leasehold interest in the Assets free and clear of any Encumbrances. Except as disclosed in Schedule 3.3, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to conduct or operate the Assets in substantially the same the manner presently conducted or operated by Seller and (b) include all of the material operating assets of Seller.

3.4  Accounts Receivable

     Except as set forth in Schedule 3.4(i), all Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Seller has performed, or will perform, all of its obligations concerning the goods and services to which such Accounts Receivable relate. Except to the extent paid prior to the Closing Date, Seller is legally entitled to collect such Accounts Receivable in accordance with their terms. Seller believes that the reserves for Accounts Receivable set forth in the Interim Balance Sheet (which reserves are calculated consistent with past practice) are adequate. Schedule 3.4(ii) contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

3.5  Inventories

     Except as set forth in Schedule 3.5, at the Closing Date, all Inventories will be merchantable, saleable or convertible into finished goods in the Ordinary Course of Business and in material compliance with specifications, subject to the reserve for inventory writedown set forth in the Closing Working Capital Statement. Inventories now on hand that were purchased after June 30, 2001 were purchased in the Ordinary Course of Business and based upon bona fide, arms-length negotiated terms. Inventories acquired since June 30, 2001 were acquired in volumes reasonably expected to match the anticipated volume of customer orders. Seller is not in possession of any Inventories not owned by Seller.

3.6  No Undisclosed Liabilities

     Except as set forth in Schedule 3.6, there exist no Liabilities of Seller, whether accrued, absolute or contingent, that are Assumed Liabilities which would be required to be reflected, reserved for or disclosed under GAAP (as modified by the Accounting Principles) on a basis consistent with Seller's accounting practices, principles and methodologies on a balance sheet except (i) as disclosed, reflected or reserved against in the financial information provided or made available to Buyer pursuant to Sections 2.9 and 3.2, (ii) for items set forth in or arising out of the matters disclosed in the Schedules to this Agreement, (iii) for Liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet, (iv) for Liabilities incurred in connection with this Agreement and the Contemplated Transactions and
(v) Liabilities that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the conduct or operation of the Assets.

3.7  Intentionally Omitted

3.8  Intentionally Omitted

3.9  Compliance with Legal Requirements; Governmental Authorizations

     (a) Except as set forth in Schedule 3.9(a):

         (i) Seller is, and at all times during the past three years has been, in material compliance with each Legal Requirement that is or was applicable to the conduct or operation of the Assets;

         (ii) with respect to the conduct or operation of the Assets, no event has occurred within the past three years or circumstance exists presently that (with or without notice or lapse of time) (A) would constitute or result in a violation by Seller of, or a failure on the part of Seller to materially comply with, any Legal Requirement, or
         (B) would give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

         (iii) with respect to the conduct or operation of the Assets, Seller has not received, at any time during the past three years any written notice or other written communication from any Governmental Body or any other Person which remains unresolved regarding (A) any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Schedule 3.9(b) contains a complete and accurate list of each material Governmental Authorization that is held by Seller that relates to the conduct or operation of the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.9(b) is valid and in full force and effect. Except as set forth in Schedule 3.9(b):

         (i) Seller is, and at all times during the past three years has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.9(b);

         (ii) no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time)
         (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.9(b)), or
         (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in
         Schedule 3.9 (b);

         (iii) Seller has not received, at any time during the past three years any notice or other communication (whether oral or written) from any Governmental Body or any other person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, including any Form 483 or Warning Letter from the United States Food & Drug Administration, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

         (iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
         Schedule 3.9(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations listed in Schedule 3.9(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Assets in the manner it currently conducts and operates the Assets and to permit Seller to own and use the Assets in the manner in which it currently owns and uses them.

     (c) Notwithstanding anything set forth herein to the contrary, this Section
3.9 shall not apply to environmental matters, which are covered exclusively by
Section 3.12 or matters relating to ERISA or Taxes which are not the subjects of this Agreement.

3.10 Legal Proceedings; Orders

     (a) Except as set forth in Schedule 3.10(a), there is no pending or, to Seller's Knowledge, threatened Proceeding:

         (i) by or against Seller and that would reasonably be expected to have a material adverse effect on the conduct or operation of the Assets;

         (ii) that would reasonably be expected to prevent, make illegal or materially delay any of the Contemplated Transactions.

     To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.10(a). There are no Proceedings listed or required to be listed in Schedule 3.10(a) that would be reasonably expected to have a material adverse effect on the conduct or operation of the Assets.

     (b) Except as set forth in Schedule 3.10(b) or as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the conduct or operation of the Assets:

         (i) there is no Order to which Seller or any of the Assets is subject; and

         (ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the conduct or operation of the Assets.

     (c) Except as set forth in Schedule 3.10(c) or as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the conduct or operation of the Assets:

         (i) Seller is, and at all times during the past three years has been, in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

         (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, or any of the Assets is subject; and

         (iii) Seller has not received, at any time during the past three years, any notice or other communication (whether oral or written) from any

         Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

3.11 Absence of Certain Changes and Events

     (a) Except as set forth in Schedule 3.11(a), since the date of the Interim Balance Sheet through the Closing Date, Seller has not increased any bonuses, salaries or other compensation to any officer or employee or entry into any employment, severance or similar Contract with any officer or employee.

     (b) Except as set forth in Schedule 3.11(b) or as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the conduct or operation of the Assets, since the date of the Interim Balance Sheet through the Closing Date, Seller has conducted and operated the Assets only in the Ordinary Course of Business and there has not been any:

         (i)    intentionally omitted;

         (ii)   intentionally omitted;

         (iii)  intentionally omitted;

         (iv)   intentionally omitted;

         (v) damage to or destruction or loss of any Asset, whether or not covered by insurance;

         (vi) other than expiration in accordance with its terms, entry into, termination of, or receipt of notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit or similar contract to which Seller is a party, or (B) any contract or transaction to which Seller is a party;

         (vii) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition (other than in the Ordinary Course of Business) of any Asset (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

         (viii) cancellation or waiver of any claims or rights in favor of Seller with respect to the Asset or the Assumed Liabilities;

         (ix)   intentionally omitted;

         (x) (i) material change in the accounting methods used by Seller other than as required by changes to GAAP between the date hereof and the Closing Date; or

         (xi)   Contract by Seller to do any of the foregoing.

3.12 Environmental Matters

     (a) Definitions. For the purposes of this Section 3.12, the following terms
         -----------
         shall have the meanings set forth below:

         (i) "Environmental Conditions" shall mean any environmental contamination or pollution of, or the Release or threatened Release of Hazardous Materials into, the Environment.

         (ii) "Environmental Laws" shall mean all federal, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to public health or safety, pollution, damage to or protection of the Environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the Environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, each as existing as of the date hereof. Environmental Laws shall include, but are not limited to, the following laws, and the regulations promulgated thereunder, as existing as of the date hereof, CERCLA, the Resource Conversation and Recovery Act (42 U.S.C. 6901 et seq.) ("RCRA"); the Clean Air Act (42
                                      -- ---
         U.S.C. 7401 et seq.); the Clean Water Act (33 U.S.C. 1251 et seq.);
                     -- ---                                        -- ---
         the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.)
                                                                       -- ---
         ("ISRA"); the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11, et seq.) (the "Spill Act"); the New Jersey Water
                      -- ---
         Pollution Control Act (N.J.S.A. 58:10A-1 et seq.); the New Jersey
                                                  -- ---
         Sanitary Landfill Facility Closure and Contingency Fund Act (N.J.S.A. 13:1E-10 et seq.); the New Jersey Underground Storage of Hazardous
                  -- ---
         Substances Act (N.J.S.A. 58:10A-21 et seq.); the New Jersey Toxic
                                            -- ---
         Catastrophe Prevention Act (N.J.S.A. 2A:35A-1 et seq.).
                                                       -- ---

         (iii) "Environmental Permits" shall mean all permits, authorizations, registrations, certificates, licenses, approvals or consents required under or issued by any Governmental Body pursuant to Environmental Laws.

         (iv) "Former Facilities" shall mean any tank, building, structure, installation, equipment, pipe, plans, offices, land, manufacturing or other facilities formerly owned, operated, leased, managed, used, controlled or occupied by Seller in connection with Seller's operation of the Assets or any predecessor-in-interest of Seller.

         (v) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste and any pollutant or contaminant, or infectious or radioactive substance or material, or any substances, materials and wastes regulated under any Environmental Laws, including without limitation, Wastes, petroleum, polychlorinated byphenyls and urea formaldehyde.

         (vi) "NJDEP" shall mean the New Jersey Department of Environmental Protection, its divisions, bureaus and subdivisions.

         (vii) "Off-Site Facilities" shall mean any facilities used for the treatment, storage or disposal of any Waste associated with or resulting from Seller's operation of the Assets.

         (viii) "Release" shall mean any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the Environment.

         (ix) "Remediation Standards" shall mean the least stringent numeric or narrative standards to which Hazardous Materials in the Environment must be remediated as established pursuant to Environmental Laws by the NJDEP consistent with the use of the property as of the Closing Date.

         (x) "Waste" shall mean all solid wastes defined or regulated under Environmental Laws.

     (b) Each of Seller and Stockholder represents and warrants that, except as set forth on Schedule 3.12 or as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect:

         (i)    Permits. Seller possesses all Environmental Permits necessary in
                -------
         order to own and operate the Assets as it is now conducting and operating the Assets. Each Environmental Permit issued to Seller is in full force and effect. Seller is in compliance with all requirements, terms and provisions of the Environmental Permits issued to Seller and has filed on a timely basis (and updated as required) all reports, notices, applications or other documents required to be filed pursuant to the Environmental Permits. Seller shall use its Best Efforts to take, or cause to be taken, all reasonably necessary actions to have Environmental Permits issued to or held by Seller which by their terms or by operation of law will expire or otherwise become ineffective on or before the Closing Date renewed or reissued to Seller prior to the Closing Date so as to allow Buyer to continue to conduct and operate the Assets without interruption after the Closing Date.

         (ii)   Compliance with Environmental Laws. Seller's ownership, conduct
                ----------------------------------
         and operation of the Assets are, and at all times since December 31, 1999 have been, in material compliance with all Environmental Laws then applicable to the conduct and operation of the Assets, the Former Facilities, Off-Site Facilities, or the Real Property.

         (iii)  Reports, Disclosures and Notifications. Seller has filed on a
                --------------------------------------
         timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws, including without limitation, the New Jersey Worker and Community Right to Know Act, N.J.S.A. 34:5A-1 et seq., and
                                                                  -- ---
         Title III of the Superfund Amendments and Reauthorization Act, 42 U.S.C.[Section].11001 et seq. To the knowledge of Seller and
                               -- ---
         Stockholder, all such reports, disclosures, notifications, applications and plans are true, accurate and complete.

         (iv)   Notices. Seller has not received any written notice that Seller,
                -------
         the Facilities or any of the Former Facilities or Off-Site Facilities:
         (i) is in violation of the requirements of any Environmental Permit or Environmental Laws; (ii) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environment
         Laws, or (iii) has actual or potential liability under any Environmental Laws, including without limitation CERCLA, RCRA, the Spill Act or any comparable state or local Environmental Laws.

         (v)    No Reporting or Remediation Obligations. To the Knowledge of
                ---------------------------------------
         Seller, there are no Environmental Conditions or other facts, circumstances or activities arising out of or relating to the Assets, or the use, operation or occupancy by Seller of the Facilities or, to the Knowledge of Seller, the Former Facilities or Off-Site Facilities that result or reasonably could be expected to result in (A) any obligation of Seller to file any report or notice, to conduct any investigation, sampling or monitoring or to effect any environmental cleanup or remediation, whether onsite or offsite; or (B) liability, either to Governmental Bodies or Third Parties, for damages (whether to person, property or natural resources), cleanup costs or remedial costs of any kind or nature whatsoever.

         (vi)   Encumbrances. No federal, state, local or municipal governmental
                ------------
         agency or authority has obtained or asserted an Encumbrance upon the Facilities or any other property of Seller or, to the Knowledge of Seller as a result of any Release, use or cleanup of any Hazardous Material for which Seller is legally responsible, nor, to Seller's Knowledge, has any such release by Seller occurred which would reasonably be expected to result in the assertion or creation of such an Encumbrance.

         (vii)  Storage Transport or Disposal of Hazardous Materials.
                -----------------------------------------------------

                (A) There are not located on the Facilities any areas or vessels used or intended for the treatment, storage or disposal of Hazardous Wastes, including, but not limited to, drum storage areas, surface impoundments, incinerators, landfills, tanks, lagoons, ponds, waste piles or deep well injection systems which, to Seller's Knowledge, violate Environmental Laws.

                (B) Seller has not transported any Waste for storage, treatment or disposal or arranged for the transportation, storage, treatment or disposal of any Waste by contract, agreement or otherwise, at or to any location which Seller knew was not legally permitted to accept such Waste.

     (c) Notwithstanding anything in this Agreement to the contrary, no disclosure of any exception to the representations set forth in subsection (b) above on any schedule, appendix, exhibit or annex hereto shall have the effect of relieving Stockholder or Seller from their obligations to indemnify Buyer with respect to the effects of any such exception pursuant to Article 11 hereof.

     (d) Each of Seller and Stockholder represents and warrants that the Facilities and this transaction are exempt from, or if not exempt, that Seller shall, at Seller's sole cost and expense, take all steps necessary to comply with, the requirements of the Industrial Site Recovery Act, (N.J.S.A. 13:1K-6 et seq.) (hereinafter referred to as "ISRA"), and the rules and regulations promulgated thereunder by the NJDEP. If Seller represents that ISRA is not applicable to the Facilities in New Jersey or this transaction, before the Closing Date, Seller shall cause to be delivered to Purchaser a "Letter of Non-Applicability" (hereinafter referred to as "LNA") issued by the NJDEP with respect to such facilities to which ISRA is not subject, together with a copy of the Application and any certificates and other documentation made part thereof which was the basis of such LNA. If Seller represents that ISRA is applicable to the Facilities in New Jersey or this transaction, prior to the Closing Date, Seller shall either: (i) cause to be delivered to Purchaser a "No Further Action Letter" with a covenant not to sue (hereinafter referred to as "NFA") issued by the NJDEP, together with a copy of the Application and any certificates and other documentation made part thereof which was the basis of such NFA; or (ii) enter into a Remediation Agreement, as defined in ISRA. If Seller enters into a Remediation Agreement, Seller shall provide Buyer with Seller's estimated remediation cost as and when required to be provided to NJDEP pursuant to ISRA.

Seller shall bear all costs related to the application for or performance of any Remediation Agreement for which Seller applies pursuant to this paragraph.

     (e) The representations, warranties and covenants in this Section 3.12 are the sole and exclusive representations, warranties and covenants relating to environmental, health and safety matters.

3.13 Intellectual Property Assets

     (a) The term "Intellectual Property Assets" means all intellectual property (but not including Excluded Assets) owned or licensed (as licensor or licensee) by Seller, or in which Seller has a proprietary right or interest, including:

         (i) The name Paco and Paco Laboratories, Inc., as well as all assumed fictional business names, trading names, registered and unregistered trademarks, service marks, and applications
         (collectively, "Marks");

         (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

         (iii) all registered and unregistered copyrights in both published works and unpublished works, including software (collectively, "Copyrights");

         (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); and

         (v) all internet domain names presently used exclusively by Seller, but, in all instances, excluding references to the name "West" or any derivation thereof (collectively "Net Names").

     (b) Schedule 3.13(b) contains a complete and accurate list, and Seller has delivered or made available to Buyer accurate and complete copies, of all Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which Seller is the licensee. There are no outstanding and, to Seller's Knowledge, no threatened disputes or disagreements with respect to any such Contract.

     (c) (i)    Except as set forth in Schedule 3.13(c), to Seller's Knowledge, the Intellectual Property Assets are all those necessary for the conduct and operation of the Assets as it is currently conducted (except to the extent that the name "West" or any derivation thereof or the diamond logo is currently used in the conduct or operation of the Assets). Seller is the owner of all right, title, and interest in and to, or licensee of, each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.13(c).

         (ii) Except as set forth in Schedule 3.13(c), all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the conduct or operation of the Assets, except where the failure to execute such a Contract would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the conduct or operation of the Assets.

     (d) (i)    Schedule 3.13(d) contains a complete and accurate list and summary description of all Patents.

         (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

         (iii) No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding.

         (iv) To Seller's Knowledge, none of the Intellectual Property Assets infringes any valid right of any Third Party enforceable in the United States, and Seller has not received any written notice alleging any such infringement.

     (e) (i)    Schedule 3.13(e) contains a complete and accurate list and summary description of all Marks.

         (ii) No Mark is now involved in any opposition, invalidation or cancellation proceeding and, to Sellers' Knowledge, no such action is threatened with respect to any of the Marks.

         (iii) To Seller's Knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

     (f) (i) Schedule 3.13(f) contains a complete and accurate list and summary description of all registered Copyrights.

         (ii) To Seller's Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based on the work of any other Person.

     (g) (i)    Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller's standard form and all current and former employees and contractors of Seller have executed such an agreement), except where failure to execute such agreements would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the conduct or operation of the Assets.

         (ii) To Seller's Knowledge, the Trade Secrets have not been used or disclosed for the benefit of any Person (other than Seller), except in the Ordinary Course of Business or where such use or disclosure would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the conduct or operation of the Assets. To Seller's Knowledge, no Trade Secret is subject to any adverse claim or infringes any intellectual property right of any other Person.

     (h) (i)    Schedule 3.13(h) contains a complete and accurate list and y summar description of all Net Names.

         (ii) Except as set of in Schedule 3.13(h), all Net Names of Seller have been registered in the name of Seller.

         (iii) To Seller's Knowledge, no Net Name of Seller infringes or is alleged to infringe the trademark, copyright or domain name of any other Person.

3.14 Relationships with Related Persons

     Except as disclosed in Schedule 3.14, no Related Person of Seller or, to the Knowledge of Stockholder, Stockholder has, or since December 31, 1998 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the conduct or operation of the Assets. Neither Seller, Stockholder nor any Related Person of Seller or, to the Knowledge of Stockholder, any Related Person of Stockholder, since December 31, 1998, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has engaged in competition with Seller with respect to any line of the products or services of Seller in any market presently served by Seller, except for ownership of less than one percent of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except for this Agreement and Seller's Closing Documents, no Contract between Seller, on the one hand, and Stockholder, on the other hand, will continue in effect after the Closing Date.

3.15 Brokers or Finders

     Neither Seller, Stockholder nor any of their respective officers, directors, employees or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the sale of the Assets or the Contemplated Transactions, other than to UBS Warburg, which shall be the responsibility of Seller.

3.16 Intentionally Omitted

3.17 Intentionally Omitted

3.18 Facilities

     Schedule 3.18 contains a complete and accurate list of all real property Leases and their locations and all personal property Leases. Seller has delivered or made available to Buyer a true and correct copy of all Leases. Except as set forth in Schedule 3.18, all Leases are in full force and effect and are valid and enforceable in accordance with their terms. Except as set forth in Schedule 3.18: (i) no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to result in a material Breach by Seller of, or give the applicable lessor the right to declare a default under, or to terminate any Lease; and (ii) no consent of any Person is required to assign any Lease to Buyer.

3.19 Contracts

     Schedule 3.19(i) contains a complete and accurate list of all material Contracts as of the date hereof. Seller has delivered or made available to Buyer a true and correct copy of all the Contracts set forth in Schedule 3.19(i). Except as set forth in Schedule 3.19(ii), all such Contracts are in full force and effect and are valid and enforceable in accordance with their terms (except for Contracts which expire in accordance with their terms prior to the Closing
Date). No event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) result in a material Breach of, or give any person the right to declare a default under, or to terminate any Contract. Except as set forth in Schedule 3.19(ii), Seller has not given or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or material Breach of, or default under, any Contract.

3.20 Employees

     (a) Schedule 3.20 contains a complete and accurate list, as of the date hereof, of the following information for each employee of Seller, including each employee on leave of absence or layoff status: name, title, base pay rate, last rate change amount, last increase date, date of hire, adjusted date of hire, date of rehire, and union status. Schedule 3.20 contains the name of each of Seller's employees who participates in the Bonus Plan (each, a "Seller's Bonus Plan Participant", and collectively, the "Seller's Bonus Plan Participants") and such Seller's Bonus Plan Participant's bonus payout target (expressed as a percentage of base salary).

     (b) To Seller's or Stockholder's Knowledge, no employee of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person that in any way materially adversely affects or will materially adversely affect (i) the performance of his duties as an employee, or (ii) the ability of Buyer to conduct and operate the Assets.

     (c) Schedule 3.20 also contains a complete and accurate list of all benefit plans pertaining to Seller's employees, whether qualified or non-qualified, written or non-written.

3.21 Labor Relations; Compliance

     A true and correct copy of Seller's current collective bargaining agreement with the Teamsters Union, and all amendments and modifications thereto, has been delivered or made available to Buyer and Parent. Except as set forth in Schedule 3.21, since December 31, 1999, there has not been, there is not presently pending or existing, and to Seller's Knowledge, there is not threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, or other labor or employment dispute against or affecting Seller. Seller has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, Occupational Safety and Health Law (other than environmental matters which are dealt with exclusively in Section 3.12), and plant closing. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22 Customer Property

     Schedule 3.22 sets forth, as of 5:00 P.M. (EST) on a date that is not more than three Business Days prior to the date hereof, all equipment, raw materials and other property (including inventory) supplied by a customer or other Third Party to Seller. Except as set forth in Schedule 3.22, Seller is in material compliance with all instructions, specifications and agreements relating thereto, and, to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to result in a material Breach by Seller of any such instruction, specification or agreement.

3.23 Debentures

     The aggregate principal amount of all Outstanding Securities (as defined in Section 2.08 of the Indenture) is not greater than $4,225,000. Since December 31, 2000, Seller has timely paid all amounts required to have been paid under the Indenture through the Closing Date.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Parent and Buyer jointly and severally represent and warrant to Seller and Stockholder as follows:

4.1  Organizational Authority

     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All necessary acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All necessary acts and other proceedings required to be taken by Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

4.2  No Conflicts; Consents

     (a) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance (other than an Encumbrance arising pursuant to financing arrangements utilized in fulfilling its covenants under Section 2.3), claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer or materially impair or delay Buyer's or Parent's ability to consummate the Contemplated Transactions.

     (b) The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance (other than an Encumbrance arising pursuant to financing arrangements utilized in fulfilling its covenants under Section 2.3), claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Parent or materially impair or delay Buyer's or Parent's ability to consummate the Contemplated Transactions.

     (c) Except as set forth in Schedule 4.2(c) or as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on either Parent or Buyer, neither Parent nor Buyer is required to give any notice to or obtain any Consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3  Financial Strength; Availability of Funds

     (a) As of the date hereof, Buyer has financing, and will have cash available sufficient to enable it to (i) as of the Closing Date, pay the Base Amount; and (ii) satisfy the Note when due. As of the date hereof, Buyer has financing, and, as of the Closing Date, will have cash and the requisite financial strength to pay in full, perform, satisfy and discharge when due the Assumed Liabilities and consummate the Contemplated Transactions.

     (b) As of the date hereof, Buyer satisfies, and, as of the Closing Date will satisfy, each of the requirements individually, and all of the requirements collectively, required pursuant to Section 6.01 of the Indenture for Buyer to be assigned and for Buyer to assume the Indenture, the Debentures and all interest thereon (whether or not accrued).

4.4  Brokers or Finders

     Neither Buyer nor any of its officers, directors, employees or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the purchase of the Assets or the Contemplated Transactions, other than National Lonestar, which shall be the sole responsibility of Buyer and Parent.

4.5  Regulatory Matters

     As of the date hereof, Buyer is not subject to any enforcement action, citation, consent decree or other similar action by any Governmental Body that might materially affect its or Seller's ability to have any permit or license transferred or reissued to Buyer as contemplated by this Agreement or otherwise to consummate any of the transactions contemplated by this Agreement and the Contemplated Transactions.

5.   COVENANTS OF SELLER PRIOR TO CLOSING

5.1  Notification and Remedy

     (a) Between the date of this Agreement and the Closing, Seller and Stockholder shall promptly notify Buyer and Parent in writing if either of them becomes aware of any fact or condition that causes or constitutes a material Breach of any of Seller's or Stockholder's representations and warranties made as of the date of this Agreement. Should any such fact or condition require any updates, additions, supplements, amendments or other changes to the Schedules attached hereto, Seller shall promptly deliver to Buyer and Parent a supplement to the applicable Schedules specifying such change. Such delivery shall not affect any rights of Buyer or Parent under Article 11, but shall preclude Buyer or Parent from terminating this Agreement pursuant to Section 9.1 on account of such matters as are supplementally disclosed. During the same period, Seller and Stockholder also shall promptly notify Buyer and Parent of the occurrence of any material Breach of any covenant of Seller or Stockholder in this Article 5 or
Article 7.

     (b) Seller and Stockholder will use their Best Efforts to remedy any matter referred to in clause (a) above.

5.2  No Negotiation

     Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor Stockholder shall directly or indirectly solicit, initiate, encourage or enter into an agreement relating to any business combination transaction directly involving Seller with any Person other than Buyer and Parent, including the sale by Stockholder of Seller's stock, the merger or consolidation of Seller, or the sale of the Assets (other than in the Ordinary Course of Business).

5.3  Best Efforts

     Seller and Stockholder shall use their Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

5.4  Intentionally Omitted.

5.5  Change of Name

     On or before the Closing Date, Paco shall amend its applicable Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to the name "Paco", in Buyer's reasonable judgment, to avoid confusion. In the event that Lakewood's name is confusingly similar (as determined by the Secretary of State of the State of Delaware) to the name selected by Buyer to operate the Assets, Lakewood will take such actions (including changing its name) as are reasonably necessary to allow Buyer to use such name; provided, however, in no event will Lakewood be required to remove
           --------  -------
the words "West", "Pharmaceutical" or "Services" from its name or will any provision of this contract be interpreted as giving Buyer or Parent the right to use the "West" name or any derivation thereof.

5.6  Payment of Liabilities

     From the date hereof through the Closing Date, Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its liabilities and obligations becoming due and payable during such period. Buyer and Seller hereby waive compliance with any applicable bulk transfer provisions of the Uniform Commercial Code (or any similar law) ("Bulk Sales Laws") in connection with the Contemplated Transactions.

5.7  Approvals of Governmental Bodies

     As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transaction and Buyer and Parent will provide all reasonable cooperation with respect thereto. Between the date of this Agreement and the Closing Date, Seller will cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Buyer in obtaining all Consents not previously obtained as of the date hereof.

5.8  Access and Investigation

     Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to, (a) afford Buyer full and free access during normal business hours to Seller's personnel, properties (but not including subsurface testing or Phase I studies), contracts, books and records, and other documents and data, (b) furnish Buyer copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, (c) furnish Buyer with such additional financial, operating, and other data and information as Buyer may reasonably request, and (d) use its Best Efforts to provide Buyer with an update to Schedule 3.20 setting forth the accrued vacation for each employee referenced therein.

5.9  Conduct and Operation of the Assets

     Between the date of this Agreement and the Closing Date, Seller will (a) conduct and operate the Assets only in the Ordinary Course of Business, (b) use its Best Efforts to keep available the services of the current officers, employees, and agents of Seller, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller.

6.   COVENANTS OF BUYER PRIOR TO CLOSING

6.1  Approvals of Governmental Bodies

     As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all Consents not previously obtained as of the date hereof.

6.2  Best Efforts

     Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

6.3  Employment Matters

     Buyer agrees to offer employment to at least 97% of Seller's employees on terms that provide compensation substantially equal to that in effect on the date hereof, as set forth on Schedule 3.20 hereto, and with employee benefits, including retirement and welfare benefits, that are substantially identical to those provided by Buyer to its similarly situated employees, giving Seller's employees who accept such offer of employment credit for service performed with Seller, and disclosed on Schedule 3.20, for purposes of eligibility, vesting and calculation of benefits accrual under all applicable employee benefit plans, as that term is defined by Section 3(3) of ERISA, maintained or to be offered by Buyer for its similarly situated employees, other than for benefit accruals under any defined benefit pension plan (as defined under ERISA) maintained by Buyer. Buyer shall have the same right following Closing to change compensation for Seller's employees as Seller has on the date hereof. This Agreement shall not affect Buyer's rights to amend, modify or terminate any employee benefit plan maintained by it.

6.4  Notification

     (a) Between the date of this Agreement and the Closing Date, Buyer and Parent shall promptly notify Seller and Stockholder in writing if either of them becomes aware of any fact or condition that causes or constitutes a material Breach of any of Buyer's or Parent's representations and warranties made as of the date of this Agreement. Should any such fact or condition require any change to the Schedules attached hereto, Buyer and Parent and shall promptly deliver to Seller and Stockholder a supplement to the applicable Schedules specifying such change. Such delivery shall not affect any rights of Seller or Stockholder under
Section 9.1 or under Article 11. During the same period, Buyer and Parent also shall promptly notify Seller and Stockholder of the occurrence of any material Breach of any covenant of Buyer or Parent in this Article 6 or of the occurrence of any event that would be reasonably expected to make the satisfaction of the conditions in Article 8 impossible or unlikely.

     (b) Buyer and Parent shall use their Best Efforts to remedy any matter referred to in clause (a) above.

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Assets, assume the Assumed Liabilities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1  Accuracy of Representations

     Each of the representations and warranties of Seller and Stockholder shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made (except for representations and warranties that speak only as of a specific date, which need only be accurate as of such date), as modified by any updates, additions, supplements, amendments or other changes to the Schedules required or permitted by Section 5.1, other than representations and warranties qualified as to materiality, which representations and warranties shall be true and correct in all respects, as modified by any updates, additions, supplements, amendments or other changes to the Schedules required or permitted by Section 5.1.

7.2  Seller's Performance

     All of the covenants and obligations that Seller and Stockholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3  Intentionally Omitted

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7.4  Additional Documents

     Seller and Stockholder shall have caused Seller's Closing Documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

     (a) intentionally omitted;

     (b) The certificates of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller's incorporation;

     (c) If requested by Buyer, Seller's consent if required to permit Buyer to operate the Assets under the name: (i) "Paco", or any derivative thereof; or
(ii) "Lakewood", or any derivative thereof;

     (d) Releases of all Encumbrances on the Assets; and

     (e) Certificates dated as of a date not earlier than the fifth Business Day prior to the Closing Date as to the good standing of Seller executed by the appropriate officials of the State of Delaware and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation.

7.5  No Proceedings

     Since the date of this Agreement, there shall not have been commenced against Buyer, Seller, Stockholder or any Related Person of any of them any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions with a reasonable probability of success, or (b) that would be reasonably expected to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the Contemplated Transactions.

7.6  No Conflict

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), violate any applicable Legal Requirement or Order.

7.7  Intentionally Omitted

7.8  Intentionally Omitted

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8.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1  Accuracy of Representations

     Each of the representations and warranties of Buyer and Parent shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made (except for representations and warranties that speak only as of a specific date, which need only be accurate as of such date), without giving effect to any supplement to the Schedules, other than representations and warranties qualified as to materiality, which representations and warranties shall be true and correct in all respects.

8.2  Buyer's Performance

     All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

8.3  Intentionally Omitted

8.4  No Proceedings

     Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, Seller, Stockholder or any Related Person of any of them any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions with a reasonable probability of success, or (b) that would be reasonably expected to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the Contemplated Transactions.

8.5  No Conflict

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), violate any applicable Legal Requirement or Order.

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8.6  Additional Documents

     Buyer and Parent shall have caused the instruments and documents required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller or Stockholder:

     (a) The certificates or articles of incorporation and all amendments thereto of Buyer and Parent, duly certified as of a recent date by the Secretary of State of the respective jurisdictions of Buyer's and Parent's incorporation; and

     (b) Certificates dated as of a date not earlier than the fifth Business Day prior to the Closing Date as to the good standing of Buyer and Parent executed by the appropriate officials of the of the respective jurisdictions of Buyer's and Parent's incorporation.

     (c) intentionally omitted.

9.   TERMINATION

9.1  Termination Events

     By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

     (a) by Buyer or Parent if a material Breach of any provision of this Agreement has been committed by Seller or Stockholder and such Breach cannot be cured within 30 days of notice thereof being delivered to Buyer and Parent (and is not waived by Buyer or Parent) or Seller or Stockholder fails to use its Best Efforts to cure such Breach as expeditiously as is reasonably possible;

     (b) by Seller or Stockholder if a material Breach of any provision of this Agreement has been committed by Buyer or Parent and such Breach cannot be cured within 30 days of notice thereof being delivered to Seller and Stockholder (and is not waived by Seller or Stockholder) or Buyer or Parent fails to use its Best Efforts to cure such Breach as expeditiously as is reasonably possible;

     (c) by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before such date; or

     (d) by Seller, if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 (other than through the failure of Seller or Stockholder to comply with their obligations under this Agreement) and Seller has not waived such condition on or before such date; or

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     (e) by mutual consent of Buyer and Seller;

9.2  Effect of Termination

     In the event of the termination of this Agreement in accordance with
Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to any other Party hereto or their respective affiliates, directors, officers or employees, except for the obligations of the Parties hereto contained in this Section 9.2, Article 12 or Sections 13.1, 13.4 or 13.6 hereof, and except that nothing herein will relieve any Party from liability for, or affect the remedies available to any Party at law or in equity with respect to, any bad faith acts or willful breach of any representation, warranty or covenant set forth in this Agreement prior to such termination.

10.  ADDITIONAL COVENANTS

10.1 Payment of all Taxes Resulting From Sale of Assets

     Buyer shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets (other than Seller's income Taxes) pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.2 Clinical Manufacturing Suite

     The parties acknowledge and agree that Stockholder currently uses a clean-room manufacturing suite of approximately 6,000 square feet at the Facilities (the "Clinical Trials Manufacturing Suite"), as well as controlled-substance storage space and related support services at the Facilities, to develop and produce clinical-trial samples for Stockholder's drug-delivery division. Stockholder will require continuation of the development and production of such clinical trial samples after the Closing Date. Accordingly, between the date hereof and the Closing Date, Stockholder and Buyer will negotiate in good faith toward a mutually acceptable arrangement to allow Stockholder to retain such capability for up to three years following the Closing Date. Such arrangement may be in the form of a lease-back of the Clinical Trials Manufacturing Suite, a contract-manufacturing and supply agreement or other arrangement that meets Stockholder's needs in this area. Such arrangement shall include appropriate provision for participation by Stockholder's development personnel (consistent with Buyer's cGMP procedures and other Legal Requirements) and capacity access on a preferred basis.

10.3 Payment of Bonuses

     (a) Each of the Seller's Bonus Plan Participants participates in Stockholder's Management Incentive Bonus Plan (the "Bonus Plan"), which provides eligible employee participants of Stockholder and its subsidiaries the opportunity to receive a cash bonus ("Bonus"). Bonus payouts under the Bonus Plan are based on

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achievement of corporate financial performance targets and individual objectives. The target bonus opportunity for each Bonus Plan participant, including the Seller's Bonus Plan Participants, is expressed as a percentage of the participant's base salary (as set forth on Schedule 3.20 with respect to Seller's Bonus Plan Participants). However, the actual amount to be paid out under the Bonus Plan to Bonus Plan participants, including the Seller's Bonus Plan Participants, will depend on a final determination of the Compensation Committee of Stockholder's board of Directors (the "Committee").

     (b) Promptly following the Committee's final determination, Stockholder shall deliver to Buyer and Parent a notice of the final amounts, if any, of Bonuses approved for the Seller's Bonus Plan Participants, which amounts shall be calculated in the same manner as all other Bonus Plan participants (the "Final Bonus Payout Amount"). Within 15 days following receipt of such notice, or March 15, 2002, whichever occurs later, Buyer shall pay to each of the Seller's Bonus Plan Participants a cash payment equal to the Bonus amount designated in the Final Bonus Payout Amount. Buyer, Parent, Seller and Stockholder shall use their respective Best Efforts to deliver Bonuses to each Seller's Bonus Plan Participant who, at the time Bonuses are to be paid, is not an employee of Buyer, Parent or any of their respective Related Persons. If, for any reason, Buyer shall fail to pay all or any portion of the Bonus Amount pursuant to the foregoing provisions of this Section 10.3, Buyer shall remit, on or before April 5, 2002, by wire transfer of immediately available funds to an account specified by Seller (or Stockholder, at Stockholder's election), any unpaid portion of the Final Bonus Payout Amount.

     (c) To the extent that the Final Bonus Payout Amount exceeds the bonus accrual set forth on the Closing Working Capital Statement, within 15 Business Days of the date of the notice referred to in Section 10.3(b), Seller or Stockholder shall pay to Buyer or Parent, by wire transfer of immediately available funds to an account specified by Buyer (or Parent at Parent's election), an amount equal to the difference between the Final Bonus Payout Amount and the bonus accrual set forth on the Closing Working Capital Statement. To the extent that the Final Bonus Payout Amount is less than the bonus accrual set forth on the Closing Working Capital Statement, within 15 Business Days of the date of the notice referred to in Section 10.3(b), Buyer or Parent shall pay to Seller or Stockholder, by wire transfer of immediately available funds to an account specified by Seller (or Stockholder at Stockholder's election), an amount equal to the difference between the bonus accrual set forth on the Closing Working Capital Statement and the Final Bonus Payout Amount.

10.4 Noncompetition and Nonsolicitation

     (a) Noncompetition. For a period of three years after the Closing Date, Stockholder shall not, and shall cause all Related Persons that it controls not to, anywhere in the U.S., directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of, any Person engaged in or planning to become engaged in the contract packaging and manufacturing

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

business ("Competing Business"); provided, however, that Stockholder, and Related Persons controlled by Stockholder, may purchase or otherwise acquire up to (but not more than) five percent of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act; provided, further, that this clause (a) shall not apply to, or otherwise limit, the ability of any Person that acquires Stockholder by way of tender offer, merger, consolidation, asset sale or otherwise from engaging in a Competing Business.

     (b) Nonsolicitation. For a period of three years after the Closing Date, Seller and Stockholder shall not directly or indirectly:

         (i) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor or franchisee of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way materially and adversely alter its relationship with Buyer;

         (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor or franchisee of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer; or

         (iii) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer, or in any way interfere with the relationship between any Buyer and any of its employees or independent contractors.

     Notwithstanding anything set forth herein to the contrary, this clause (b) shall not apply to, or otherwise limit, the ability of any Person that acquires Stockholder by way of tender offer, merger, consolidation, asset sale or otherwise from engaging in any activity addressed in clauses (b)(i)-(iv).

     (c) Intentionally Omitted.

     (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in
Section 10.4(a) or (b) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.4 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage being conferred on Seller.

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10.5 Further Assurances

     The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.6 Regulatory Permits

     At Closing, Seller shall deliver to Buyer all original documentation and information comprising Seller's Drug Master File relating to the Assets. At and subsequent to Closing, Seller and Stockholder agree to provide Buyer with commercially reasonable cooperation with respect to any necessary amendments to Seller's existing FDA Drug Establishment Registration, to vest ownership therein in Buyer, including any necessary notice of transfer and withdrawal of Seller's FDA Drug Establishment Registration. Seller and Stockholder agree to provide Buyer with commercially reasonable cooperation with respect to any necessary amendments, withdrawals or assignments of all state and federal Governmental Authorizations.

10.7 Continuation of Seller's Operating Computer Systems and Software

     Buyer and Stockholder shall execute the transition services agreement set forth as Exhibit 10.7 at Closing (the "Transition Services Agreement").

10.8 Employment Matters

     Seller shall offer COBRA coverage to those of its employees who, on the Closing Date, had coverage under a group health plan maintained by Seller, without regard to whether those employees accept employment with Buyer and shall provide such coverage until either (1) such coverage is no longer required by applicable law or (2) no group health plan is maintained by Seller or any other employer under common control, within the meaning of section 414(b) or (c) of the Code, with Seller on the Closing Date.

10.9 Employment Taxes

     The Parties acknowledge that, for FICA, FUTA and New Jersey state employment Tax purposes, Buyer will qualify as a successor employer with respect to any employees who are employed by Seller prior to the Closing and by Buyer following the Closing. In connection with the foregoing, the Parties agree to follow, if Buyer so notifies Seller on or before the Closing Date, the "Alternative Procedure" set forth in Revenue Procedure 96-60. Seller shall provide Buyer with complete and accurate information reasonable necessary for Buyer's preparation of employment tax returns for the calendar year that includes the Closing Date.

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


10.10 Expenses

      Buyer shall be solely responsible for all amounts owing under any real estate and personal property Taxes and all utility and similar charges relating to the conduct and operation of the Assets coming due on or after the Closing Date.

10.11 Post Closing Cooperation

      From and after the Closing, Buyer and Parent will give Seller and Stockholder and their respective counsel access to, during normal business hours, the Records and other documents included in the Assets, and shall permit them to consult with Seller's former employees hired by Buyer or Parent. At Seller's or Stockholder's expense, as the case may be, Buyer and Parent shall use their Best Efforts to cooperate with Seller and Stockholder with respect to any Proceeding (other than a Proceeding initiated by Buyer or Parent or in which Buyer or Parent is an adverse party to Seller or Stockholder), and, if requested by Seller or Stockholder, Buyer and Parent will use their Best Efforts to cause any former employee of Seller then working for Buyer or Parent to testify in any Proceeding in which Stockholder or Seller is involved.

11.  INDEMNIFICATION; REMEDIES

11.1 Survival

     All representations, warranties, covenants, and obligations in this Agreement, the Schedules, the supplements to the Schedules, the certificates delivered pursuant to Section 2.7, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions as provided in Section 11.11. The right to indemnification, reimbursement or other remedy based on any representations or warranties shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation. The written waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will abrogate the right to indemnification, reimbursement or other remedy based on such representations, warranties, covenants and obligations.

11.2 Indemnification and Reimbursement by Seller and Stockholder

     Seller and Stockholder, jointly and severally, will indemnify and hold harmless Buyer and Parent, and their respective Representatives, shareholders, subsidiaries, and Related Persons (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons, for any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorney's fees and expenses), whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:

     (a) any Breach of any representation or warranty made by Seller or Stockholder in this Agreement;

     (b) any material Breach of any covenant or obligation of Seller or Stockholder in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or Stockholder pursuant to this Agreement;

     (c) any Retained Liabilities;

     (d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or Stockholder (or any person acting on their behalf) in connection with any of the Contemplated Transactions;

     (e) any other item identified in Schedule 11.2(e);

     (f) intentionally omitted;

     (g) intentionally omitted;

     (h) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "Employment Loss", as defined by 29 U.S.C.ss.2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer's decision not to hire previous employees of Seller, except to the extent that such failure to hire is in violation of Section 6.3 hereof, in which case Buyer will indemnify Seller from any such WARN Act liability; or

     (i) any Employee Plan established or maintained by Seller.

11.3 Indemnification and Reimbursement by Seller - Environmental Matters

     (a) Seller and Stockholder, jointly and severally, indemnify Buyer for: (i) any Damages arising out of Environmental Conditions on, at, under or emanating from the Facilities as of or prior to the Closing Date or, if, and to the extent, they exist wholly or partly as a result of activities of Seller, Environmental Conditions on any Former Facilities; (ii) the failure of Seller or agents, servants, employees or contractors of Seller to comply with Environmental Laws applicable to the conduct or operation of the Assets prior to the Closing Date or to any of the Former Facilities prior to the Closing Date;
(iii) treatment, storage, disposal, Release or threatened Release by or on behalf of Seller at any location of Hazardous Materials used, generated, handled, stored, manufactured, originating at or transported from any of the Facilities or Former Facilities by Seller or its agents, servants, employees or contractors prior to the Closing Date or in connection with the operation of the Assets by Seller prior to the Closing Date; (iv) claims of Third

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

Parties alleging damages arising from personal injury, property damage or damage to natural resources arising from or related in any way to Environmental Conditions to the extent existing in whole or in part as a result of activities of the Seller before the Closing Date and on, at, under or emanating from the Facilities as of or prior to the Closing Date, from the Former Facilities at any time, or from the Off-Site Facilities; or (v) material Breach of any representation or warranty contained in Section 3.12.

     (b) In the event any Remedial Action is required to be conducted in connection with a claim for indemnification or to comply with ISRA, Seller shall be entitled to elect, at its sole discretion, to conduct and control such Remedial Action or have Buyer perform and pay for Buyer's performance. Buyer shall provide Seller reasonable access to perform such Remedial Action, and Seller shall use reasonable efforts to minimize any disruption of Buyer's business or damage to the Facilities after the Closing. Seller shall not be liable to Buyer for any Damages (including the costs and expenses associated with any Remedial Action) incurred or necessary (i) for any Remedial Action beyond that which is necessary to achieve the Remediation Standards or for any Remedial Actions not specifically required under applicable Environmental Laws or an Order of a Governmental Body and (ii) for any Remedial Action or other Damages for Environmental Conditions discovered as a result of voluntary sampling, testing, or analysis of the Environment or any structures (including building components or interiors of a building) which is (i) undertaken or caused by Buyer, without any prior oral or written demand from a landlord of Buyer, or the unsolicited receipt of an Order from any Governmental Body, or the unsolicited receipt of a written communication from a Governmental Body which requires such sampling, testing or analysis or which states that Buyer may have liability for the discharge or threatened discharge of Hazardous Materials, and
(ii) not required by an Environmental Law.

     (c) Notwithstanding anything set forth herein to the contrary, the indemnification provisions in this Section 11.3 are the sole and exclusive indemnification provisions with respect to Damages relating to the Environment and Environmental Laws.

11.4 Indemnification and Reimbursement by Parent and Buyer

     Parent and Buyer will, jointly and severally, indemnify and hold harmless Seller and Stockholder, and will reimburse Seller and Stockholder, for any Damages arising from or in connection with:

     (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

     (b) any material Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

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


     (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions;

     (d) any obligations with respect to employees of Seller covered by the collective bargaining agreement of subsequent to the Closing;

     (e) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "Employment Loss" as defined by 29 U.S.C.ss.2101(a)(6), caused by any action of Buyer on or after the Closing, including failure to hire Seller's employees in accordance with Section 6.3 hereof;

     (f) any Assumed Liabilities; or

     (g) any Damages arising out of Environmental Conditions, if and to the extent, such Environmental Conditions exist wholly or partly as a result of the activities of Buyer or Parent.

11.5 Limitations on Amount - Seller and Stockholder

     (a) Seller and Stockholder shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2 or 11.3 until and only to the extent that the cumulative total of all Damages with respect to such matters exceeds $150,000. However, the foregoing sentence of this Section 11.5 will not apply to claims under Section 11.2(c) through (i), Breaches of representations and warranties under Sections 3.4, 3.5 or 3.23 or any intentional Breach by Seller or Stockholder of any covenant or obligation. Except for indemnification related to the Retained Liabilities (for which there shall be no limit) in no event shall Seller's and Stockholder's aggregate liability for indemnification exceed $6,000,000.

     (b) Notwithstanding anything set forth herein to the contrary, neither Parent nor Buyer shall be entitled to indemnification under Section 11.2(a) or
(b) with respect to any fact, occurrence, event or other matter of which Parent or Buyer had Knowledge prior to the date hereof.

11.6 Limitations on Amount - Parent and Buyer

     (a) Parent and Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until and only to the extent that the cumulative total of all Damages with respect to such matters exceeds $150,000. However, the foregoing sentence of this Section 11.6 will not apply to claims relating to the Assumed Liabilities or a breach of Section 10.3, delivery of any of the Consideration payable to Seller pursuant to Section 2.3 or any intentional Breach by Parent or Buyer of any covenant or obligation, and Parent and Buyer will be liable for all Damages with respect to such Breaches. Except for indemnification related to Assumed Liabilities, for

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a breach of Section 10.3 or payment of the Consideration payable to Seller pursuant to Section 2.3 (for which there shall be no limit), in no event shall Parent's and Buyer's aggregate liability for indemnification exceed $6,000,000.

     (b) Notwithstanding anything set forth herein to the contrary, neither Stockholder nor Seller shall be entitled to indemnification under Section 11.4(a) or (b) with respect to any fact, occurrence, event or other matter of which Stockholder or Seller had Knowledge prior to the date hereof.

11.7 Intentionally Omitted

11.8 Third-Party Claims

     All claims for indemnification by any Indemnified Person hereunder shall be asserted and resolved as set forth in this Section 11.8. In the event that any written claim or demand for which an Indemnifying Person would be liable to any Indemnified Person hereunder is asserted against or sought to be collected from any Indemnified Person by a Third Party, such Indemnified Person shall promptly, but in no event more than fifteen (15) days following such Indemnified Person's receipt of such claim or demand, notify the Indemnifying Person of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"); provided that the failure to notify the Indemnifying Person shall not relieve the Indemnifying Person of its obligations hereunder except to the extent such failure shall have adversely prejudiced the Indemnifying Person). The Indemnifying Person shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Person whether or not it desires to defend the Indemnified Person against such claim or demand. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Person is liable to the Indemnified Person in respect of such claim or demand. All costs and expenses incurred by the Indemnified Person in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Person, subject to the limitations set forth in this Article
11. In the event that it is ultimately determined that the Indemnifying Person is not obligated to indemnify, defend or hold the Indemnified Person harmless from and against any Third-Party Claim, the Indemnified Person shall reimburse the Indemnifying Person for any and all reasonable and properly documented out of pocket costs and expenses (including without limitation, attorney's fees and court costs) incurred by the Indemnifying Person in its defense of the Third-Party Claim. In the event that the Indemnifying Person notifies the Indemnified Person within the Notice Period that it desires to defend the Indemnified Person against such claim or demand, except as hereinafter provided, the Indemnifying Person shall have the right to defend the Indemnified Person by appropriate Proceedings. If any Indemnified Person desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. The Indemnified Person shall not settle a claim or demand without the consent of the Indemnifying Person, which shall not be unreasonably withheld. The

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Indemnifying Person shall not, without the prior written consent of the
Indemnified Person, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand except for settlements which are solely monetary in nature and would reasonably be expected to not have a significant adverse effect on the continuing conduct and operation of the Assets. If the Indemnifying Person elects not to defend the Indemnified Person against a claim or demand for which the Indemnifying Person has an indemnification obligation hereunder, whether by not giving the Indemnified Person timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Person, then that portion thereof as to which such defense is unsuccessful (and the reasonable and properly documented out of pocket costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Person hereunder, subject to the limitations set forth in this Article 11. To the extent the Indemnifying Person shall control or participate in the defense or settlement of any Third-Party Claim or demand, the Indemnifying Person will give the Indemnified Person and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the counsel of the Indemnifying Person. The Indemnifying Person shall use its Best Efforts in the defense of all claims it elects to defend. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state with reasonable specificity the representation, warranty or covenant with respect to which the claim is made, and, to the extent known at such time, the facts giving rise to an alleged basis for the claim, and the estimated amount of the liability asserted against the Indemnifying Person by reason of the claim.

     With respect to any Third-Party Claim subject to indemnification under this Article 11, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information (as defined in the Confidentiality Agreements) and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Legal Requirements and rules of procedure), and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.9 Procedure for Indemnification - Other Claims

     A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought and shall be paid promptly after such notice.

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11.10 Sole Remedy

     The Parties acknowledge and agree that the remedies provided for in this Agreement and the Contemplated Transactions shall be the Parties' sole and exclusive remedy (other than injunctive relief or specific performance) with respect to the subject matter of this Agreement and the Contemplated Transactions. In furtherance of the foregoing, the Parties hereby waive and release, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any Indemnifying Person, arising under or based upon any national, federal, state or local statute, law, ordinance, rule, regulation or judicial decision or the common law (including, without limitation, any such statute, law, ordinance, rule, regulation or judicial decision relating to environmental matters or arising under or based upon any securities law, common law or otherwise) in respect of the subject matter of this Agreement and the Contemplated Transactions. It is the Parties' intention that the indemnification provisions in this Agreement shall control and determine Seller's Stockholder's and Buyer's respective rights and obligations with respect to any Damages. This Section 11.10 shall survive Closing.

11.11 Time Limitations

     (a) If the Closing occurs, Seller and Stockholder will have liability (for indemnification or otherwise) with respect to (i) any material Breach of a covenant or obligation to be performed or complied with after the Closing Date (other than those relating to Retained Liabilities or set forth in Section 10.4 or Article 12, as to which a claim may be made at any time) or (ii) any Breach of a representation or warranty (other than a representation or warranty set forth in Section 3.1, the first sentence of Section 3.3, or Section 3.14 or any Retained Liabilities for which there shall be no time limitation and other than a representation or warranty set forth in Section 3.12 for which a claim may be made at any time within the applicable statute of limitations) but only if on or before the eighteen month anniversary of the Closing Date, Buyer, in good faith, notifies Seller or Stockholder of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

     (b) If the Closing occurs, Parent and Buyer will have liability (for indemnification or otherwise) with respect to (i) any material Breach of a covenant or obligation to be performed or complied with prior to the Closing Date (other than those relating to Assumed Liabilities or set forth in Section
10.10 or Article 12, as to which a claim may be made at any time) or (ii) any Breach of a representation or warranty (other than a representation or warranty set forth in Section 4.1, 4.2, 4.3 or 4.4 or any Assumed Liability or payment to Seller pursuant to Section 2.3 for which there shall be no time limitation), but only if on or before the eighteen month anniversary of the Closing Date, Seller or Stockholder, in good faith, notify Parent and Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

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11.12 No Consequential or Special Damages

      Notwithstanding anything to the contrary contained herein, no Indemnifying Person shall be liable to or otherwise responsible to any Indemnified Person for consequential, special incidental or punitive damages that arise out of or relate to this Agreement, the Contemplated Transactions or the performance or breach thereof.

11.13 Losses Net of Insurance, Etc.

      The amount of any Damages for which indemnification is provided under Sections 11.2, 11.3 or 11.4 shall be net of (i) any amounts recovered by the Indemnified Person pursuant to any indemnification by or indemnification agreement with any Third Party, or (ii) any insurance proceeds (not including self insurance) or other cash receipts or sources of reimbursement received as an offset against such Damages (each source named in clauses (i) and (ii), a "Collateral Source"). The Parties shall take and shall cause their Representatives to take all reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy a breach that gives rise to the Damages. The Parties acknowledge and agree that, to the extent permitted, the Indemnifying Person shall have a right of subrogation against all available Collateral Sources with respect to the Damages. To the extent such right of subrogation is not permitted, the Indemnified Person agrees, at the Indemnifying Person's sole cost and expense, to use all reasonable efforts to seek recovery from all such Collateral Sources which recoveries shall inure to, and be for the benefit of, the Indemnifying Person. The Indemnifying Person may require an Indemnified Person to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Person will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under this Article 11 is determined after payment by the Indemnifying Person of any amount otherwise required to be paid to an Indemnified Person pursuant to this Article 11, the Indemnified Person shall repay to the Indemnifying Person, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant to this Article 11 had such determination been made at the time of such payment.

12.  CONFIDENTIALITY

12.1 Confidential Information

     The Confidentiality Agreements, dated November 16, 2000 and August 17, 2001, between Buyer and Seller (the "Confidentiality Agreements") shall survive the Closing and remain in full force and effect.

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13.  GENERAL PROVISIONS

13.1 Jurisdiction; Service of Process

     Any legal action arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of New Jersey, Ocean County or, if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such legal action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the legal action shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any legal action referred to in the first sentence of this Section 13.1 may be served on any Party anywhere in the world.

13.2 Publicity

     No Party shall, directly or indirectly through any of its Representatives, issue any press release or otherwise publicly disseminate any document or other written material relating to this Agreement or the Contemplated Transactions unless the other Parties shall have approved such press release or written material (it being understood that no Party may unreasonably withhold or delay its approval of any such press release or written material). Notwithstanding the foregoing, if Stockholder shall have been advised by its legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable law or regulation, and Stockholder shall have consulted with Buyer and Parent prior to issuing such press release or disseminating such written material, Stockholder shall be entitled to (i) file with the Securities and Exchange Commission, after the execution and delivery of this Agreement, a Report on Form 8-K, together with a copy of this Agreement (including the Exhibits hereto) and the press release (which shall have been previously presented to Buyer and Parent) announcing this Agreement, and (ii) file with the Securities and Exchange Commission, after the Closing, a Report on Form 8-K, together with a copy of this Agreement (including the Exhibits hereto) and the press release (which shall have been previously presented to Buyer and Parent) announcing the Closing.

13.3 No Waiver; Etc.

     Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and, except as otherwise provided herein, no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of

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any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.4 Entire Agreement and Modification

     This Agreement, together with the Confidentiality Agreements, supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent) and constitutes (along with the Confidentiality Agreements, Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

13.5 Schedules

     (a) The information in the attached Schedules constitute (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Stockholder as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a representation or warranty), the statements in this Agreement will control.

     (b) The statements in the Schedules, and those in any supplement thereto, shall be deemed to be an inclusion to each other Schedule to this Agreement where the relevance thereof is readily apparent. Inclusion of any item on the Schedules shall expressly not be deemed to constitute an admission by Seller, Stockholder or Buyer or otherwise imply that any such matter is material or creates a measure for, or further defines the meaning of, materiality or any correlative terms for the purposes of this Agreement.

13.6 Governing Law

     This Agreement will be governed by and construed under the law of the State of New Jersey without regard to conflicts of law principles that would require the application of any other law.

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13.7 Notices

     All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission (receipt confirmed) or by registered or certified mail (return receipt requested) or by reliable overnight delivery service (receipt confirmed) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

     If to Seller or Stockholder to:

                                    West Pharmaceutical Services, Inc.
                                    101 Gordon Drive
                                    Lionville, PA 19341
                                    Telecopy No.:  610.594.3013
                                    Attention:  General Counsel

     If to Buyer or Parent to:

                                    DFB Pharmaceuticals, Inc.
                                    318 McCullough Street
                                    San Antonio, Texas  78215
                                    Telecopy No.:  210.227.6132
                                    Attention:  General Counsel

13.8 Assignment

     This Agreement may not be assigned, by operation of law, sale of substantially all the assets of a Party, or otherwise; provided however, Stockholder or Parent may assign its rights and obligations hereunder in connection with the merger, consolidation or change of control of Stockholder or Parent or the sale of all, or substantially all, of Stockholder's or Parent's assets Any attempted assignment or delegation in contravention of this Section
13.8 shall be null and void.

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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date and year first above written.

SELLER:
West Pharmaceutical Services                      Charter Laboratories, Inc.
Lakewood, Inc.


By:_______________________________                By:___________________________
    Name: Michael A. Anderson                         Name: Michael A. Anderson
    Title: President                                  Title: President


                                                  Paco Laboratories, Inc.


                                                  By:___________________________
                                                      Name: Michael A. Anderson
                                                      Title: President


STOCKHOLDER:
West Pharmaceutical Services, Inc.


By:_______________________________
    Name: William G. Little
    Title: Chairman and Chief
               Executive Officer


BUYER:
DPT Lakewood, Inc.


By:_______________________________

    Name:_________________________

    Title:________________________


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PARENT:
DFB Pharmaceuticals, Inc.


By:_______________________________

    Name:_________________________

    Title:________________________


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